UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________________________________
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to § 240.14a-12
LUNA INNOVATIONS INCORPORATED
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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301 1st Street SW, Suite 200
Roanoke, Virginia 24011
__________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2016
__________________________________
To the Stockholders of Luna Innovations Incorporated:
Notice is hereby given that the Annual Meeting of Stockholders of Luna Innovations Incorporated (the “Company”) will be held at the Roanoke Higher Education Center, 108 N. Jefferson Street, Roanoke, Virginia 24016 on Wednesday, May 25, 2016, at 9:00 a.m. EDT for the following purposes:

1.	To elect the board’s two nominees named herein to serve as Class I members of the Company’s board of directors to hold office until the 2019 annual meeting of stockholders.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

3.	To approve our 2016 Equity Incentive Plan.

4.
To ratify the appointment, by the Audit Committee of the Company’s board of directors, of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

5.	To transact any other business that is properly brought before the meeting or any adjournment or postponement thereof.
Please refer to the attached proxy statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.
Stockholders of record at the close of business on April 11, 2016 (the “Record Date”) are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. The presence, in person or by proxy, of shares of the Company’s common stock representing a majority of shares of the Company’s common stock issued and outstanding on the Record Date will be required to establish a quorum at the annual meeting.
Your vote is important. Please sign, date and return the enclosed proxy card as soon as possible, or vote by telephone or on the Internet as instructed in these materials, to make sure that your shares are represented at the annual meeting. If you are a stockholder of record of the Company’s common stock, you may cast your vote by proxy or in person at the annual meeting. If your shares are held of record by a brokerage firm, bank or other nominee, you must obtain a proxy issued in your name from that record holder and should instruct the record holder as to how to vote your shares.

By Order of the Board of Directors,

/s/ Scott A. Graeff
Scott A. Graeff
Chief Strategy Officer, Treasurer and Secretary
Roanoke, Virginia
April 15, 2016
You are cordially invited to attend the annual meeting. Whether or not you plan to attend in person, please complete, sign, date and return the accompanying proxy card in the enclosed envelope, or vote by telephone or on the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Stockholders to be held on May 25, 2016: The Proxy Statement and Annual Report to Stockholders are available at https://materials.proxyvote.com/550351.

LUNA INNOVATIONS INCORPORATED
__________________________________
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
MAY 25, 2016
  __________________________________
INFORMATION CONCERNING SOLICITATION AND VOTING
General
This proxy statement is furnished to the stockholders of Luna Innovations Incorporated (the “Company,” “we,” “us,” or “our”) in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held on May 25, 2016 at 9:00 a.m. EDT at the Roanoke Higher Education Center, 108 N. Jefferson Street, Roanoke, Virginia 24016 for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.” Directions to the annual meeting may be found at http://www.education.edu/directions-parking.html. Information on how to vote in person at the annual meeting is discussed below.
A copy of our Annual Report to Stockholders, which includes our annual report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission, together with this proxy statement and accompanying proxy card, is expected to be mailed on or about April 20, 2016 to our stockholders of record as of the close of business on April 11, 2016 (the “Record Date”). Those materials are also available at https://materials.proxyvote.com/550351.
This solicitation is made on behalf of our board of directors, and we will pay the costs of solicitation. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending our proxy material to our stockholders. Our principal executive offices are located at 301 1st Street SW, Suite 200, Roanoke, Virginia 24011, and our telephone number is (540) 769-8400.
Shares Entitled to Vote and Quorum Requirement
Our outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting. Stockholders of record of our common stock at the close of business on the Record Date are entitled to notice of, and to vote at, our 2016 annual meeting of stockholders. A list of our stockholders will be available for review at our principal executive offices during regular business hours for a period of ten days prior to the annual meeting. As of the close of business on April 11, 2016, 27,644,832 shares of our common stock were issued and outstanding; therefore, the presence at the meeting, in person or by proxy, of at least 13,822,417 shares of common stock will constitute a quorum. Each share of common stock owned as of the Record Date is entitled to one vote. If there is no quorum, holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.
Voting Procedures
The procedures for voting differ depending on whether you are a stockholder of record (that is, if your shares are registered directly in your own name with the Company’s transfer agent) or you hold your shares in “street name” (that is, your shares are held in an account at a brokerage, bank, dealer or other similar organization rather than in your own name, in which case you are considered to be the “beneficial owner” of those shares).

Stockholders of Record
Stockholders of record may vote by (i) completing and returning the enclosed proxy card prior to the meeting, (ii) voting over the telephone, (iii) voting on the Internet, (iv) voting in person by ballot at the meeting, or (v) submitting a signed proxy card at the meeting.
A proxy card is enclosed for your use. We ask that you carefully review, complete, sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if mailed in the United States.
Instead of submitting your vote in person or by mail, you may vote by telephone or over the Internet. In order to vote by telephone or over the Internet, please have the enclosed proxy card available for reference, and call the number or visit the website listed on the proxy card and follow the instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., EDT on Tuesday, May 24, 2016 to be counted. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, by mail, over the Internet or in person at the annual meeting, your shares will not be voted.
Beneficial Owners
If your shares are held in street name, the organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from the Company. As a beneficial owner, you still have the right to direct your broker or other agent regarding how to vote the shares in your account. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank.
You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange ("NYSE"), deems the particular proposal to be a “routine” matter. Even though our common stock is listed on the NASDAQ Capital Market, the NYSE rules apply to brokers who are NYSE members voting on matters being submitted to stockholders at our annual meeting. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation and certain corporate governance proposals, even if supported by management. Accordingly, your broker or nominee may not vote your shares on Proposals No. 1, No. 2, or No. 3 without your instructions, but may vote your shares on Proposal No. 4.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. There is no cost associated with casting your vote online. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

The persons named as attorneys-in-fact to vote the proxies, My E. Chung and Dale E. Messick, were selected by the board of directors and are executive officers of the Company. All properly executed proxies returned in time to be counted at the annual meeting will be voted.
If you return a signed and dated proxy card without marking voting selections, then unless there are different instructions on the proxy card, your shares will be voted at the meeting FOR the election of the two director nominees listed in Proposal No. 1, FOR the advisory approval of executive compensation in Proposal No. 2, FOR the approval of the 2016 equity plan in Proposal No. 3, and FOR the ratification of the appointment of our independent registered public accounting firm in Proposal No. 4. With respect to any other business that may properly come before the annual meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.
All votes cast at the annual meeting will be tabulated by the person or persons appointed by our board of directors to act as inspectors of election for the meeting. The inspectors of election will separately count, for Proposal No. 1, the election of directors, votes “For,” “Withhold” and “broker non-votes,” and with respect to other proposals, votes “For” and “Against,” abstentions and “broker non-votes.” Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine,” in which case the broker or nominee cannot vote the shares, as described above.
Abstentions and broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted towards the vote total for each of Proposals No. 2, 3 and 4 and will have the same effect as “Against” votes. Broker non-votes have no effect and are not included in the tabulation of voting results on any proposals.

The director nominees listed in Proposal No. 1 will be elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote on the election of directors. The two nominees receiving the most “For” votes will be elected.
Proposal No. 2, advisory approval of the compensation of the Company’s named executive officers, will be considered to be approved if it receives “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote.
Proposal No. 3, approval of the 2016 Equity Incentive Plan, will be considered to be approved if it receives "FOR" votes from the holders of a majority of shares either present in person or represented by proxy entitled to vote.
The appointment of our independent registered public accounting firm listed in Proposal No. 4 will be ratified if a majority of shares present or represented by proxy at the meeting and entitled to vote thereon vote “For” such proposal.
Your vote is important. Accordingly, please carefully review, complete, sign, date and return the enclosed proxy card, or vote over the telephone or Internet, whether or not you plan to attend the annual meeting in person.
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Changing Your Vote
If you are a stockholder of record, you may revoke your proxy at any time before it is actually voted at the meeting either by signing and submitting a new proxy card with a later date or by attending the annual meeting and voting in person. You may also grant a subsequent proxy by telephone or over the Internet. Your most recently submitted proxy card or telephone or Internet proxy is the one that will be counted. Merely attending the meeting, however, will not revoke your submitted proxy unless you vote at the meeting, which will have the effect of revoking your proxy. You may also send a timely written notice that you are revoking your proxy to our Corporate Secretary at 301 1st Street SW, Suite 200, Roanoke, Virginia 24011.
If you hold shares through a bank or brokerage firm, you should have received a proxy card and voting instructions with these proxy materials, and you must contact the bank or brokerage firm directly to revoke any prior voting instructions.
Results of Voting
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the annual meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
General Information
Our board of directors is divided into three classes (Class I, Class II and Class III) with staggered three-year terms. Each class consists, as nearly as possible, of one-third of the total number of directors. Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The board of directors currently has seven members, including two Class I directors whose terms expire at the 2016 annual meeting. One of these directors, Ed J. Coringrato, Jr., has elected not to stand for re-election at the 2016 annual meeting, and his term will expire at the 2016 annual meeting. The terms of the Class II and Class III directors will expire at the 2017 and 2018 annual meetings of the stockholders, respectively.
Our board of directors has nominated Richard W. Roedel and John B. Williamson, III to serve as Class I directors for a three-year term expiring at the 2019 annual meeting of stockholders and until their successors have been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Mr. Roedel is currently the Chairman of the Company's board of directors, the Chairman of the Nominating and Governance Committee and a member of the Compensation Committee. Mr. Williamson is currently a Class II director, the Chairman of the Audit Committee and a member of the Nominating and Governance Committee. In order that our board may consist of an equal number of directors in each class, it is expected that Mr. Williamson will resign from his position as a Class II director if he is elected to serve as a Class I director at the 2016 annual meeting.
Directors are elected by a plurality of the votes of shares present in person or represented by proxy and entitled to vote on the election of directors. Proxies cannot be voted for more than two nominees. The two nominees receiving the highest number of “For” votes will be elected. Only votes “For” and “Withheld” will affect the outcome. Broker non-votes will have no effect on this proposal. Shares represented by executed proxies will be voted “For” the election of the two nominees recommended by the board of directors unless the proxy is marked in such a manner so as to withhold authority to vote. If any of the nominees is unable or unexpectedly declines to serve as director, the board of directors may designate another nominee to fill the vacancy, and the proxy will be voted for that nominee. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that either nominee will be unable to serve.
The names of the two nominees for director and of our other directors whose terms will continue after the annual meeting, their ages as of April 1, 2016, and certain other information about them are set forth below. There are no family relationships among our directors or executive officers.

Names of Nominees	Age	Position(s)	Director Since
Richard W. Roedel	66	Chairman of the Board of Directors	2005
John B. Williamson, III	61	Director	2010
Names of the Incumbent Directors with Terms Continuing After 2016 Annual Meeting	Age	Position(s)	Director Since
Gary Spiegel	65	Director	2015
Donald Pastor	62	Director	2015
My E. Chung	63	Director	2011
Michael W. Wise	65	Director	2011
Our Nominating and Governance Committee seeks to assemble a board of directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the committee views as critical to effective functioning of the board. The biographies below include information, as of the date of this proxy statement, relating to the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the committee to believe that the nominee or director should serve or continue to serve, as applicable, on the board. However, each of the members of the committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for the board, and these views may differ from the views of other members.

Class I Director Nominees for Election for a Three-Year Term Expiring at the 2016 Annual Meeting of Stockholders

Richard W. Roedel has served as a member of our board of directors since 2005 and as chairman of our board of directors since January 2010. Mr. Roedel also serves as a director of publicly held companies IHS, Inc., Lorillard, Inc. and Six Flags Entertainment Corporation and LSB Industries, Inc. Mr. Roedel serves as chairman of the audit committee of Lorillard, a member of the audit committees of IHS and Six Flags and Chairman of the Risk Committee of IHS. He served as a director of Broadview Network Holdings, Inc., a private company with publicly traded debt until 2012. Mr. Roedel was a director of Sealy Corporation from 2006 to 2013, when Sealy was acquired by Tempur-Pedic International Inc. Mr. Roedel was a director of Brightpoint, Inc. from 2002 until 2012, when Brightpoint was acquired by Ingram Micro. Mr. Roedel served in various capacities at Take-Two Interactive Software, Inc. from 2002 until 2005, including chairman and chief executive officer. Mr. Roedel is a member of the National Association of Corporate Directors (NACD) Risk Oversight Advisory Council and a member of the board of directors of the Association of Audit Committee Members, Inc., a non-profit organization dedicated to strengthening the audit committee by developing best practices. Mr. Roedel was appointed to a three year term, beginning January 1, 2014, on the Standing Advisory Group of the Public Company Accounting Oversight Board (PCAOB). From 1971 through 2000, he was employed by BDO Seidman LLP, becoming an audit partner in 1980, later being promoted in 1990 to managing partner in Chicago and then managing partner in New York in 1994, and finally, in 1999, to chairman and chief executive officer. Mr. Roedel holds a B.S. degree in accounting from The Ohio State University and is a Certified Public Accountant. The Nominating and Governance Committee believes that Mr. Roedel’s public accounting experience and his status as an authority on issues facing audit committees, his extensive service on public company boards and committees and his deep familiarity with our company make him a valuable member of the board of directors.

John B. Williamson, III has served as a member of our board of directors since January 2010. He served as Chairman and Chief Executive Officer of RGC Resources, Inc., a publicly held energy distribution and services holding company from 2003 to2014. He currently serves as Chairman of RGC Resources, Inc. Mr. Williamson is a member of the boards of directors of Bank of Botetourt , Inc., a publicly held local bank, where he serves as chairman of the nominating and corporate governance committee, Optical Cable Corporation, a publicly held optical fiber manufacturer, where he serves as the chairman of the audit committee, a member of the nominating and corporate governance committee, and a member of the compensation committee, and Corning Natural Gas Corporation, a publicly held natural gas company, where he serves as chairman of the audit committee and serves on the compensation committee. He currently serves as a member of the Botetourt County Board of Supervisors in Virginia. He was formerly a board member of NTELOS, Inc., a publicly held telecommunications company, where he also served as chairman of the audit committee. Mr. Williamson also formerly served in government executive capacities, including as County Administrator for Botetourt and Nelson Counties in Virginia. He earned a bachelor’s degree in business administration and management from Virginia Commonwealth University and an M.B.A. degree from the College of William and Mary. The Nominating and Governance Committee believes that Mr. Williamson’s public company chief executive officer experience, his experience as audit committee chairman of other public companies and his local and community leadership will enable him to continue to make valuable contributions to the board of directors. Immediately prior to the conclusion of our 2016 annual meeting of stockholders and contingent upon his election to serve as a Class I director, Mr. Williamson will resign as a Class II director of our board of directors.
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” EACH NAMED NOMINEE.
Class I Director with Term Expiring at the 2016 Annual Meeting of Stockholders

Ed J. Coringrato, Jr. has served as a member of our board of directors since May 2015. He has served as a senior adviser to Nanowave Technologies, Inc., a manufacturer of microwave and millimeter-wave components and high power solid state transmit/receive subsystems for commercial aerospace, defense, medical, communications, and industrial applications, since January 2014. Prior to that he served as president and chief executive officer and a board member of CyOptics, Inc. from January 2005 until its sale to Avago Technologies in June 2013. Prior to that he was vice president of business development of CyOptics from February 2003 through December 2004. From 2000 until 2003, Mr. Coringrato was co-founder and served as chief financial officer of CENiX, Inc., an optical start-up that developed high-speed optical modules using an automated manufacturing platform. Mr. Coringrato also worked for 18 years at AT&T and Lucent Technologies, where he held positions in engineering, marketing and sales, strategic planning, business development and product management. Mr. Coringrato holds a B.S. degree in Industrial Engineering and Systems Management and an M.B.A. from The Pennsylvania State University.

Class II Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders

Michael W. Wise has served as a member of our board of directors since May 2011. In May 2015, Mr. Wise retired from his role as the Chief Financial Officer of Corvesta, Inc., an insurance and technology holding company, and Chief Financial Officer of its subsidiary Delta Dental of Virginia. Mr. Wise also served on the boards of directors and as treasurer of several additional Corvesta portfolio companies, including OneMind Health, a technology company providing electronic data interchange solutions to insurance payers, provider practices, practice management system vendors and healthcare clearinghouses in the dental industry; Corvesta Life Insurance Company, a life and health insurance company; and Corvesta Services Software Solutions India, an offshore information technology services company. Prior to joining Delta Dental of Virginia as its Chief Financial Officer in 1996, Mr. Wise owned and managed several small businesses. He currently serves and has in the past served on numerous boards of directors of local non-profit organizations. The Nominating and Governance Committee believes that Mr. Wise’s accounting and financial background, his experience in funding and managing technology companies through growth periods, his experience as an entrepreneur and his local and community leadership make him a valuable member of our board of directors. Mr. Wise is also one of our largest stockholders, which the committee believes evidences his commitment to the long-term interests of our stockholders. He received a B.S. degree in Business Administration - Accounting from West Virginia University and was previously a Certified Public Accountant.
Gary Spiegel has served as a member of our board of directors since May 2015. He has more than 35 years of experience in the photonics industry. He held various positions, including vice president, sales and marketing, senior vice president, sales and business development, and senior vice president, business development at Newport Corporation from 2002 to 2013. Mr. Spiegel retired from Newport Corporation in 2014 and is currently a business development consultant. He has a Bachelor’s Degree in Industrial Marketing from Baruch College of the City University of New York. He also sits on the board of directors of Telescent Inc., an early stage technology company focused on software defined network cross connect technology and is Secretary and Treasurer of the SPIE, where he chairs the Financial Advisory Committee, as well as the Compensation Committee. He is also a member of the OSA Corporate Associate Committee.  The Nominating and Governance Committee believes that Mr. Spiegel's extensive experience in the photonics industry enables him to continue to make valuable contributions to the board of directors.

Class III Director Continuing in Office Until the 2018 Annual Meeting of Stockholders

My E. Chung has served as our President and Chief Executive Officer and as a member of our board of directors since April 2011. He previously served as Senior Vice President of Worldwide Sales for Sunrise Telecom, a publicly held provider of communications test and measurement solutions for telecom, cable and wireless networks, from September 2009 to March 2011. In 2005, Mr. Chung was appointed as President and Chief Executive Officer of Circadiant Systems, an optical testing company, and served in that role until the company’s acquisition by JDS Uniphase Corporation in November 2008, and continued as senior director of the Circadiant business unit of the combined company until June 2009. From 1998 to 2004, he served as Group President of Spirent Communications, a division of Spirent PLC, a publicly held provider of communications test equipment, and served on Spirent PLC’s board of directors as Executive Director from 2001 to 2004. Previously, he was Division President of Acterna, formerly known as Telecommunications Techniques Corporation ("TTC"). Having joined TTC in 1987 as National Sales Manager, Mr. Chung later became Director of Sales and Vice President of U.S. Sales. In 1992, he became Division President with responsibility for the Network Services Division focusing on products used in the installation and maintenance of networks at customer premises. His responsibilities included product development, marketing, manufacturing and accounting. He was involved in setting TTC’s strategic direction through a number of strategic partnerships and acquisitions. Mr. Chung’s earlier career was spent at Agilent, formerly Hewlett-Packard Company, where he spent 11 years in sales and sales management. Mr. Chung received a bachelor’s degree in electrical engineering from New Jersey Institute of Technology. The Nominating and Governance Committee believes that Mr. Chung’s position as our President and Chief Executive Officer and his prior management experience with technology companies will enable him to continue to make valuable contributions to our board of directors.

Donald Pastor has served as a member of our board of directors since May 2015. Prior to our merger with Advanced Photonix, Inc. ("API"), he served as a director of API from July 2005 to May 2015 and served as the non-executive chairman of the board of directors beginning in October 2012. Mr. Pastor is also the President of DP Business Services, a consulting firm which he founded in January 2012. From 1986 through June 2012, he was employed at Telephonics Corporation. His last position at Telephonics Corporation was as the president - electronics systems division. In addition, Mr. Pastor previously served as the chief executive officer of TLSI, a wholly owned subsidiary of Telephonics Corporation, and as the chief financial officer of Telephonics Corporation. For the past thirty years, Mr. Pastor has held a variety of financial, administrative and operational positions in high technology and defense related industries. Mr. Pastor holds a B.S. degree in marine engineering from the U.S. Merchant Marine Academy and an M.B.A. from Loyola University Maryland. The Nominating and Governance Committee believes that Mr. Pastor's extensive experience in financial, administrative and operational positions in high technology and defense related industries enables him to continue to make valuable contributions to the board of directors.

Independence of the Board of Directors
As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consults with legal counsel to ensure that the board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director or director nominee, or any of his family members, and the Company, its senior management and its independent auditors, our board of directors has affirmatively determined that the following six current directors are independent within the meaning of the applicable NASDAQ listing standards: Mr. Wise, Mr. Pastor, Mr. Coringrato, Mr. Williamson, Mr. Spiegel, and Mr. Roedel.

In addition, after review of all relevant identified transactions and relationships between each person who served as director during 2015, or any of his family members, and the Company, its senior management and its independent auditors, our board of directors has affirmatively determined that Warner Dalhouse and Neil D. Wilkin, Jr.,, who served on our board of directors until May 2015, were also independent within the meaning of the applicable NASDAQ listing standards. In making these determinations, the board found that none of these current or former directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Chung is not independent, as he is currently employed as our President and Chief Executive Officer.

Board Leadership Structure
In January 2010, our board of directors designated an independent non-executive Chairman, Mr. Roedel, who has authority, among other things, to call and preside over board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the board. Accordingly, the non-executive Chairman has substantial ability to shape the work of the board. We believe that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the board in its oversight of our business and affairs. In addition, we believe that having an independent non-executive Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the board to monitor whether management’s actions are in the best interests of the Company and our stockholders. As a result, we believe that having an independent non-executive Chairman can enhance the effectiveness of the board as a whole.
Role of the Board in Risk Oversight
One of the board’s key functions is informed oversight of our risk management process. The board does not have a standing risk management committee, but rather administers this oversight function directly through the board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Governance Committee monitors the effectiveness of our corporate governance policies, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.
Information Regarding Certain Committees of the Board of Directors

Our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Our board of directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time as appropriate. Our board of directors has delegated various responsibilities and authority to these committees as generally described below. The committees regularly report on their activities and actions to the full board of directors. Each of these committees of our board of directors has a written charter approved by our board of directors.
The following table provides the membership information for 2015 for each of the Audit, Compensation and Nominating and Governance committees:

Name	Audit		Compensation		Nominating and Governance
My E. Chung
Ed J. Coringrato, Jr.	X
Donald Pastor			X	*	X
John B. Williamson, III	X	*			X
Richard W. Roedel			X		X	*
Gary Spiegel			X
Michael W. Wise	X		X
Warner Dalhouse (1)			X
Neil D. Wilkin, Jr. (2)	X

*	Committee Chairman
(1)	Mr. Dalhouse resigned from our board of directors in May 2015 in conjunction with our merger with API.
(2)	Mr. Wilkin resigned from our board of directors in May 2015 in conjunction with our merger with API.
Audit Committee
The Audit Committee of our board of directors recommends the appointment of our independent auditors, reviews our internal accounting procedures and financial statements, and consults with and reviews the services provided by our independent auditors, including the results and scope of their audit.
The Audit Committee is currently composed of Messrs. Williamson, Coringrato and Wise. Mr. Williamson is the chairman of the committee. The Audit Committee met seven times, including telephonic meetings, during 2015.
The board of directors reviews the NASDAQ listing standards definition of independence for audit committee members on an annual basis and has determined that each member of the Audit Committee is independent within the meaning of the requirements of the Sarbanes-Oxley Act of 2002 and applicable SEC and NASDAQ rules, including Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing rules. The board of directors has also determined that each of Messrs. Williamson, Coringrato and Wise qualifies as an audit committee financial expert, as currently defined under applicable SEC rules. In reaching this determination, the board of directors made a qualitative assessment of their level of knowledge and experience based on a number of factors, including their formal education and extensive experience at an executive and audit committee level and, in the case of Mr. Wise, his professional experience as a certified public accountant.
The Audit Committee operates under a written charter adopted by the board of directors, which is available in the “Investor Relations” section of our website at www.lunainc.com.
Compensation Committee
The Compensation Committee of our board of directors reviews and implements changes to the compensation and benefits for our executive officers, administers our stock plans, and establishes and reviews general policies relating to compensation and benefits for certain of our officers.
The Compensation Committee is currently composed of Messrs. Pastor, Wise, Spiegel, and Roedel. Mr. Pastor serves as the chairman of the committee. The Compensation Committee met seven times, including telephonic meetings, in 2015.
Each member of the Compensation Committee is independent within the meaning of applicable NASDAQ listing rules.

The Compensation Committee operates under a written charter adopted by the board of directors, which is available in the “Investor Relations” section of our website at www.lunainc.com.
Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the chairman of the Compensation Committee, in consultation with the Chief Executive Officer and Chief Financial Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The charter of the Compensation Committee grants the Compensation Committee authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. As described below in “Compensation Discussion and Analysis,” the Compensation Committee engaged an independent third-party compensation consultant, Radford, in 2015 to conduct a competitive peer group analysis regarding our current executive compensation program.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation and determined bonus and equity awards, if any, at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers adoption of annual senior management incentive plans, including new performance objectives, matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee obtains the recommendations and advice of the Chief Executive Officer and Chief Financial Officer regarding the form and amount of compensation for executive officers other than themselves.
The specific determinations of the Compensation Committee with respect to Executive Compensation for the year ended December 31, 2015 are described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement.
Nominating and Governance Committee
The Nominating and Governance Committee of our board of directors is responsible for reviewing the appropriate size, function and needs of the board of directors, establishing criteria for evaluating and selecting new members of the board, identifying and recommending qualified director nominees to the board for approval and monitoring and making recommendations to the board of directors on matters relating to corporate governance. The Nominating and Governance Committee met four times, including telephonic meetings, during 2015.
The Nominating and Governance Committee currently consists of Messrs. Roedel, Pastor and Williamson. Mr. Roedel serves as chairman of the committee. All members of the Nominating and Governance Committee are independent within the meaning of applicable NASDAQ listing rules.
The Nominating and Governance Committee operates under a written charter adopted by the board of directors, which is available in the “Investor Relations” section of our website at www.lunainc.com.
Board of Directors and Committee Meeting Attendance
Our board of directors met ten times, including telephonic meetings, during 2015. Each of our directors who served in 2015 attended at least 75% of the aggregate number of meetings held during his tenure by the board of directors and by the committees of the board of directors on which he served.
Independent members of the board of directors regularly meet in executive session without management present.
Annual Meeting Attendance
Our policy is to invite and encourage all directors to attend the annual meeting of stockholders, if possible. All of the members of our board of directors who were serving at the time of our 2015 annual meeting of stockholders attended that meeting.
Director Nomination Process
Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of the Company and the long-term interests of stockholders. Our Nominating and Governance

Committee identifies director nominees by first evaluating the current members of the board of directors willing to continue in service. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. Current members with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination.
If any member of the board of directors does not wish to continue in service, or the committee or board of directors decides not to nominate a member for re-election, the committee identifies the desired skills and experience of a new nominee. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board of directors. Current members of the board of directors and senior management are then polled for their recommendations. To date, the Nominating and Governance Committee has not engaged professional search firms or other third parties to identify or evaluate potential nominees, but the committee may do so in the future.
The Nominating and Governance Committee will also consider nominees recommended by stockholders, and any such recommendations should be forwarded to our Corporate Secretary in writing at our executive offices as identified in this proxy statement. Such recommendations should include the following information:

•	the name, age, business address and residence address of the proposed candidate;

•	the principal occupation or employment of the proposed candidate and the candidate’s business experience for at least the previous five years;

•	the class and number of shares of our stock which the proposed candidate beneficially owns;

•	a description of all arrangements or understandings between the stockholder making the recommendation and each proposed candidate;

•	any information reasonably necessary to determine whether the proposed candidate meets SEC and NASDAQ independence standards; and

•
any other information relating to such proposed candidate that is required to be disclosed in solicitations of proxies for elections of directors or is otherwise required pursuant to Regulation 14A under the Exchange Act (including without limitation such proposed candidate’s written consent to being named in any proxy statement as a nominee and to serve as a director if elected).

Such recommendations should be provided at least 120 days prior to the anniversary date of the mailing of our proxy statement for the previous annual meeting of stockholders. The committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth below, based on whether or not the candidate was recommended by a stockholder.
The Nominating and Governance Committee evaluates individual director candidates based upon a number of criteria, including:

•	a high degree of personal and professional integrity;

•	commitment to promoting the long-term interests of our stockholders;

•
broad general business experience and acumen, which may include experience in management, finance, marketing and accounting, with particular emphasis on technology companies or policy-making experience in governmental or non-profit institutions;

•	adequate time to devote attention to the affairs of the Company;

•	an ability to bring balance to our board of directors in light of the Company’s current and anticipated needs and in light of the skills and attributes of the other board members; and

•	other attributes relevant to satisfying the requirements imposed by the SEC and NASDAQ.
The Nominating and Governance Committee retains the right to modify these qualifications from time to time.

Our Nominating and Governance Committee does not have a formal policy regarding board diversity. Diversity is one of a number of factors, however, that the committee takes into account in identifying nominees, and the Nominating and Governance Committee believes that it is essential that the board members represent diverse viewpoints. The committee seeks a diversity of business experience and believes that the current composition of the board of directors helps us achieve this goal.
Director Compensation
The following table sets forth certain information concerning cash and non-cash compensation earned by the non-employee members of our board of directors in 2015. The compensation paid to My Chung, our President and Chief Executive Officer, is described below under “Executive Compensation.” Mr. Chung does not receive any additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash (1)(2)($)	Stock Awards (3)($)	Total ($)
Neil D. Wilkin, Jr. (4)	7,500	—	7,500
Warner Dalhouse (4)	12,500	—	12,500
John B. Williamson, III	33,347	—	33,347
Richard W. Roedel	39,478	—	39,478
Michael W. Wise	25,285	—	25,285
Donald Pastor (5)	24,523	25,000	49,523
Gary Spiegel (5)	18,067	25,000	43,067
Ed J. Coringrato, Jr. (5)	18,067	25,000	43,067

(1)
Represents the retainer for board and, as applicable, committee service for the year 2015. Pursuant to our non-employee director compensation policy, as in effect through the closing of our merger with API on May 8, 2015, the annual retainer for board service was paid prospectively on July 1 of each year in respect of board service for the following twelve-month period. During 2015, from the period of January 1 to May 8, 2015, the annual retainer for board service was $15,000. The annual cash retainer for committee chair service was $10,000 (except for the Nominating and Governance Committee, which was $5,000). These retainers were paid prospectively in quarterly installments of $2,500. Mr. Roedel, who served as chairman of the Nominating and Governance Committee for the entire year of 2015, elected to forego any compensation for serving in such role. For Mr. Dalhouse, the amount of $5,000 was paid for his service as a compensation committee chairman for the first half of 2015. Following the merger, Luna's board of directors approved an amended and restated non-employee director compensation policy effective May 9, 2015, pursuant to which the annual retainer for board service was increased to $25,000, an annual retainer for chairman of the board was established at $50,000, an annual retainer for service as a member of a committee was established at $3,000, and the annual retainer for service as the chairman of a committee remained $10,000 (except for the Nominating and Governance Committee, which also remained $5,000). These retainers are paid prospectively in quarterly installments in advance.

(2)
During 2015, our non-employee directors elected to receive a portion of their fees for board and committee service in either cash payments or in restricted stock units pursuant to our non-employee directors’ deferred compensation plan. Restricted stock units are convertible into shares of our common stock on a one-for-one basis upon specified events as described below. In lieu of cash payments, each of Messrs. Williamson and Wise received 1,370 restricted stock units under the deferred compensation plan for board service from May 9, 2015 to June 30, 2015, in each case with a grant date fair value of $1,411, and an aggregate of 12,981 restricted stock units for board service from July 1, 2015 to December 31, 2015, in each case with grant date fair value of $12,500. Mr. Williamson also received 424 restricted stock units for service as a member of the Nominating and Governance Committee from May 9, 2015 to June 30, 2015, with a grant date fair value of $437, an aggregate of 1,558 restricted stock units for service as a member of the Nominating and Governance Committee from July 1, 2015 to December 31, 2015, with a grant date fair value of $1,500, and an aggregate of 8,794 restricted stock units for service as chairman of the Audit Committee from January 1, 2015 to December 31, 2015, with a grant date fair value of $10,000. Mr. Wise also received an aggregate of 848 restricted stock units for service as a member of the Audit Committee and Compensation Committee from May 9, 2015 to June 30, 2015, with a grant date fair value of $874, and an aggregate of 3,116 restricted stock units for service as a member of the Audit Committee and Compensation Committee from July 1, 2015 to December 31, 2015, with a grant date fair value of $3,000. Mr. Roedel received 4,894 restricted stock units for service as chairman of the board of directors from May 9, 2015 to June 30, 2015, with a grant date fair value of $5,041, and an aggregate of 25,963 restricted stock units for service as chairman of the board of directors from July 1, 2015 to December 31, 2015, with a grant date fair value of $25,000. Mr. Roedel also received 424 restricted stock units for service as a member of the

Compensation Committee from May 9, 2015 to June 30, 2015, with a grant date fair value of $437, and an aggregate of 1,558 restricted stock units for service as a member of the Compensation Committee from July 1, 2015 to December 31, 2015, with a grant date fair value of $1,500. Also during 2015, Mr. Dalhouse received an aggregate of 3,601 restricted stock units representing $5,000 for his service as chairman of the Compensation Committee until May 2015. As of December 31, 2015, our non-employee directors held the following equity compensation awards:

Name	Restricted Stock Units	Shares Underlying Stock Options
Neil D. Wilkin, Jr.	—	120,000
Warner Dalhouse	—	250,808
John B. Williamson, III	108,119	294,356
Michael W. Wise	58,544	240,000
Donald Pastor	24,271	5,340
Richard W. Roedel	127,862	575,752
Gary Spiegel	24,271	—
Ed J. Coringrato, Jr.	24,271	—

(3)
Messrs. Pastor, Coringrato and Spiegel received 24,271 restricted stock units, in each case with a grant date fair value of $25,000, for appointment to the board of directors in connection with our merger with API. The grant date fair value was computed in accordance with ASC Topic 718, Compensation-Stock Compensation. For a discussion of valuation assumptions, see Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(4)	Messrs. Wilkin and Dalhouse resigned from our board of directors in May 2015 in conjunction with our merger with API.

(5)	Messrs. Pastor, Spiegel and Coringrato were appointed to our board of directors in May 2015 in conjunction with our merger with API.

We also reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors, which expense reimbursements are not included in the foregoing table.
Compensation Prior to our Merger with API
Retainers. In 2011, we began paying outside directors who were neither employees nor consultants an annual retainer. The annual retainer covered the period from July 1 through June 30 of the following year. The annual retainer paid for board service on July 1, 2014, covering the period from July 1, 2014 to June 30, 2015, was $15,000.
From the period of January 1, 2015 to May 8, 2015, we also paid the chairmen of the standing committees of our board of directors retainers as follows: $15,000 per year for the chairman of our Audit Committee; $10,000 per year for the chairman of our Compensation Committee; and $5,000 per year for the chairman of our Nominating and Governance Committee. Mr. Roedel, as chairman of the Nominating and Governance Committee, elected to forego any compensation in such capacity for the fiscal year 2015. These retainers were paid quarterly.
In an effort to minimize the cash impact of these amounts, these retainers for board and committee chair service were paid, at the election of the director, in either shares of common stock or restricted stock units issued pursuant to our non-employee directors’ deferred compensation plan. Under the terms of our non-employee directors’ deferred compensation plan, the number of restricted stock units issued to a director is equal to the amount of the retainer divided by the closing price of our common stock on the date of grant. Restricted stock units represent rights to receive shares of our common stock at a later date. A participating director may elect to receive up to the number of shares of our common stock equal to the number of whole restricted stock units then credited to that director’s restricted stock unit account, in either (i) a lump sum or (ii) substantially equal annual installments over a period not to exceed five years. Participating directors may elect to receive their common stock due under the plan upon either (a) separation from service with us, (b) a change of control, (c) an unforeseen emergency or (d) a time or fixed schedule as specified at the time of their initial deferral election.
Equity-Based Compensation. Prior to our merger with API, non-employee directors were also eligible to receive option grants under our 2006 Equity Incentive Plan. Newly elected independent directors were eligible to receive an option to purchase up to 120,000 shares of our common stock upon election to the board, of which one-third vested on the first anniversary of the grant date and the remaining two-thirds vested in 24 equal monthly installments thereafter. Non-employee directors who were re-elected for a new term also received an option to purchase 120,000 shares of common stock, which vested in 36 equal monthly installments from the date of grant, subject to certain exceptions. All options issued to directors were granted with an exercise price equal to the closing price of our common stock on the NASDAQ Capital Market on the grant date.
Compensation Following our Merger with API
Retainers. Following the merger with API, our board of directors approved an amended and restated non-employee director compensation policy effective as of May 9, 2015, pursuant to which an annual retainer for service as chairman of the board was established at $50,000, the annual retainer for board service was increased to $25,000, an annual retainer for service as a member of a committee was established at $3,000, and the annual retainer for service as a chairman of a committee remained $10,000 (except for the Nominating and Governance Committee, which remained $5,000). These board and committee retainers are paid quarterly. These retainers for board and committee service are paid, at the election of the director, in either shares of common stock or restricted stock units issued pursuant to our non-employee directors’ deferred compensation plan, as described above.
Equity-Based Compensation. Following the merger with API, pursuant to the amended and restated non-employee director compensation policy, non-employee directors are entitled to receive an annual equity grant in the form of restricted stock units at the time of annual meeting of stockholders. The chairman of our board of directors is entitled to receive restricted stock units with a value of $50,000 and other non-employee directors are entitled to receive restricted stock units with a value of $25,000. These restricted stock units will vest on the earlier of the one year anniversary of the grant date or the date of the next annual meeting of stockholders.
Messrs. Pastor, Spiegel and Coringrato, who were appointed to the board of directors in connection with the merger, received annual equity grants on June 30, 2015, the date the board of directors adopted the amended and restated non-employee director compensation policy. Because the remaining non-employee directors have previously received stock options in respect of their current terms as director, which terms were scheduled to expire at our 2016 and 2017 annual meetings of stockholders, Mr. Roedel will be eligible to begin receiving annual equity grants beginning in 2016 and Messrs. Wise and Williamson will be eligible to begin receiving annual equity grants beginning in 2017.
Compensation Committee Interlocks and Insider Participation
From January 2015 to May 2015, our Compensation Committee consisted of Mr. Wise, Mr. Roedel, and Mr. Dalhouse. Following the merger with API in May 2015, our Compensation Committee consisted of Mr. Pastor, Mr. Wise, Mr. Spiegel and Mr. Roedel. None of the members of our Compensation Committee during 2015 is or was a present or former officer or employee of the Company, nor did such members engage in any transaction or relationship requiring disclosure in this proxy statement under the section titled “Certain Relationships and Related Person Transactions.”
No executive officer of the Company served as a director or member of the Compensation Committee (or other board committee performing equivalent functions) of any other entity during the last fiscal year, one of whose executive officers served on our board of directors or Compensation Committee.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. The full text of our Code of Business Conduct and Ethics is posted on our website at www.lunainc.com in the “Investor Relations” section. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
Hedging Policy
Our insider trading policy prohibits directors, executive officers and other employees from engaging in speculative trading activities, including hedging transactions or other inherently speculative transactions with respect to our securities.

EXECUTIVE OFFICERS
The following table sets forth certain summary information concerning our executive officers as of April 1, 2016.

Name	Age	Position
My E. Chung	63	President and Chief Executive Officer
Dale E. Messick	52	Chief Financial Officer
Scott A. Graeff	49	Chief Strategy Officer, Treasurer and Secretary
Information about Mr. Chung is set forth above under “Class III Directors Continuing in Office Until the 2018 Annual Meeting of Stockholders.”
Dale E. Messick has served as our Chief Financial Officer since August 2006, except during the period from August 2010 to April 2011 when he served as our interim President and Chief Operating Officer. Prior to joining us, Mr. Messick served in various capacities at Worldspan, L.P., a provider of transaction processing and information technology services to the global travel industry, including as Chief Financial Officer from 1997 to 2004 and Senior Vice President - Finance from 2004 to 2005. At Worldspan, Mr. Messick managed a staff of 160 people in the United States, Mexico, and Europe and was responsible for accounting, financial reporting, budgeting, financial planning and analysis, and internal audit operations. Previously, Mr. Messick worked in the audit practice of PricewaterhouseCoopers. Mr. Messick received a B.B.A. degree in accounting from the College of William and Mary and is a Certified Public Accountant.
Scott A. Graeff has served as our Chief Strategy Officer since July 2012, our Treasurer since July 2005, and our Secretary since May 2015. He previously served as our Chief Commercialization Officer from May 2010 to July 2012. He also served as our interim Chief Financial Officer during the period from August 2010 to April 2011. He previously served as our Chief Operating Officer from March 2009 to May 2010, as our Chief Commercialization Officer from August 2006 to March 2009, and as our Chief Financial Officer and Executive Vice President, Corporate Development, from July 2005 to August 2006. Mr. Graeff was also a member of our board of directors from August 2005 until March 2006. From 1999 to 2001, Mr. Graeff served as Chief Financial Officer of Liquidity Link, a software development company. From 2001 to 2002, Mr. Graeff served as President and Chief Financial Officer of Autumn Investments. From 2002 until 2005, Mr. Graeff served as a Managing Director for Gryphon Capital Partners, a venture capital investment group. From 2003 until July 2005, Mr. Graeff also served as the Acting Chief Financial Officer of Luna Technologies, Inc., which we acquired in September 2005. Mr. Graeff holds a B.S. degree in commerce from the University of Virginia.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policies and Procedures for Transactions with Related Persons
Related person transactions, which we define as all transactions involving an executive officer, director, nominee for director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons, are reviewed and approved by the Audit Committee of our board of directors and a majority of disinterested directors on our board.
In any transaction involving a related person, our Audit Committee and board of directors consider all of the available material facts and circumstances of the transaction, including:

•	the direct and indirect interests of the related persons;

•
in the event the related person is a director or director nominee (or immediate family member of a director or director nominee or an entity with which a director or director nominee is affiliated), the impact that the transaction will have on a director’s or director nominee’s independence;

•	the risks, costs and benefits of the transaction to us; and

•	whether any alternative transactions or sources for comparable services or products are available.
After considering all such facts and circumstances, our Audit Committee and board determine whether approval or ratification of the related person transaction is in our best interests. For example, if our Audit Committee determines that the proposed terms of a related person transaction are reasonable and at least as favorable as could have been obtained from unrelated third parties, it will recommend to our board of directors that such transaction be approved or ratified. Alternatively, if a related person transaction will compromise the independence of one of our directors or director nominees, our Audit Committee may recommend that our board of directors reject the transaction if it could affect our ability to comply with securities laws and regulations or NASDAQ listing requirements.
Each transaction described below was approved or ratified by our Audit Committee or the disinterested members of our board of directors after making a determination that the transaction was on terms no less favorable than those we could have obtained from unrelated third parties.
The policies and procedures described above for reviewing and approving related person transactions are not set forth in writing. The charter for our Audit Committee, however, provides that one of the committee’s responsibilities is to review and approve in advance any proposed related person transactions.

Transactions and Relationships with Directors, Nominees for Director, Executive Officers and Five Percent Stockholders
Other than compensation described in “Executive Compensation” and “Director Compensation” elsewhere in this proxy statement and as described below, we believe that there has not been any other transaction or series of transactions since January 1, 2015 to which we were or are to be a participant in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than five percent of our common stock, or members of any such person’s immediate family, had or are expected to have a direct or indirect material interest.
Indemnification Agreements with Officers and Directors
We have entered into indemnity agreements with certain of our officers and directors that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings that he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our bylaws.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are consistent with current market practices. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.
Accordingly, the board of directors is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related information disclosed in this proxy statement is hereby APPROVED.”
Because the vote is advisory, it is not binding on the board of directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the board of directors and, accordingly, the board of directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.
THE BOARD OF DIRECTORS RECOMMENDS
YOU VOTE "FOR" PROPOSAL NUMBER 2.

PROPOSAL NO. 3
APPROVAL OF THE 2016 EQUITY INCENTIVE PLAN

Overview
The 2016 Equity Incentive Plan (the "2016 Plan") is the successor to our 2006 Equity Incentive Plan (the "2006 Plan"), which expired on January 19, 2016. No additional stock awards have been granted under the 2006 Plan since its expiration, although all outstanding stock awards under the 2006 Plan will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the 2006 Plan as in effect prior to its termination.
A description of the material terms of the 2016 Plan are summarized below. Some of the key differences between the terms of the 2016 Plan and the 2006 Plan are as follows:

•
The 2006 Plan had a remaining unallocated reserve of 14,348,043 shares when it expired. In consideration of the dilutive impact to shareholders, for the share reserve of the 2016 Plan we are only asking for three million five hundred thousand (3,500,000) shares plus the number of shares subject to outstanding stock awards granted under the 2006 Plan that, from and after its expiration date, expire or terminate for any reason prior to exercise or settlement or are forfeited because of the failure to meet a contingency or condition required to vest such shares.

•	Unlike the 2006 Plan, the 2016 Plan does not have an annual "evergreen" share reserve increase feature.

•	Unlike the 2006 Plan, the 2016 Plan requires prior stockholder approval for any repricing or exchange of previously granted stock options.

•	Unlike the 2006 Plan, the 2016 Plan does not provide for automatic accelerated vesting of outstanding stock awards if not assumed or substituted in a change in control.

•
The 2016 Plan contains a $200,000 annual limit on the value of stock awards, when added to cash compensation, which may be paid to each non-employee director, whereas the 2006 Plan did not contain any such separate limit.

Approval of the 2016 Plan by our stockholders will also constitute approval of terms and conditions set forth therein that will permit us to grant stock options and performance-based stock awards under the 2016 Plan that may qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code (the "Code"). Section 162(m) of the Code disallows a deduction to any publicly held corporation and its affiliates for certain compensation paid to "covered employees" in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including qualified "performance based compensation," are not subject to this deduction limitation. For compensation awarded under a plan to qualify as "performance-based compensation: under Section 162(m) of the Code, among other things, the following terms must be disclosed to and approved by stockholders before the compensation is paid: (i) a description of the employees eligible to receive such awards; (ii) a per-person limit on the number of shares subject to stock options and performance-based stock awards, and the amount of cash subject to performance-based stock awards, that may be granted to any employee under the plan in any year; and (iii) a description of the business criteria upon which the performance goals for performance-based awards may be granted (or become vested or exercisable). Accordingly, we are requesting that our stockholders approve the 2016 Plan, which includes terms regarding eligibility for awards, annual per-person limits on awards and the business criteria for performance-based awards granted under the 2016 Plan (as described in the summary below).
We believe it is in the best interests of the Company and our stockholders to have the ability to grant "performance-based compensation" under Section 162(m) of the Code in the future. However, in certain circumstances, we may determine to grant compensation to covered employees that will not qualify as "performance-based compensation" for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as "performance-based compensation" for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation ultimately will be deductible by us.
If this Proposal 3 is adopted by our stockholders, the 2016 Plan will become effective upon the date of the Annual Meeting. In the event that our stockholders do not approve this Proposal 3, the 2016 Plan will not become effective.

Why we are asking our stockholders to approve the 2016 Plan
Our 2006 Plan expired in January 2016, and no additional stock awards may be granted under the 2006 Plan.
Equity awards have been historically and, we believe, will continue to be, an integral component of our overall compensation program for our employees and directors. Approval of the 2016 Plan will allow us to continue to grant stock options and other equity awards at levels we determine to be appropriate in order to attract new employees and directors, to retain our existing employees and directors, and to provide incentives for such persons to exert maximum efforts for our success and ultimately increase stockholder value. The 2016 Plan allows us to continue to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards, and performance stock awards.
We believe it is critical for our long term success that the interests of our employees and directors are tied to our success as "owners" of our business. The equity incentive programs we have in place have worked to build stockholder value by attracting and retaining talented employees and directors. In some circumstances we may also grant stock options to consultants to provide incentives for such consultants to exert maximum efforts for our success. We believe we must continue to offer a competitive equity compensation package in order to retain and motivate the talent necessary for our continued growth and success. We carefully monitor the equity compensation and equity holdings of our employees, and directors as well as the type of equity awards we grant to ensure these awards continue to provide incentives for the recipients to work towards our success.
Information Regarding Our Equity Incentive Program
The following table provides certain additional information regarding our equity incentive program as of the record date for the Annual Meeting.

As of April 11, 2016

Total shares subject to outstanding stock options	3,660,483
Total shares subject to outstanding full value awards	998,311
Total common stock outstanding on the record date	27,644,832
Closing price of common stock on the record date	$1.09
Weighted average exercise price of outstanding options	$2.17
Weighted average remaining term of outstanding stock options (years)	5.27
Total shares available for grant under the 2006 Plan	—
Total shares available for grant under other equity plans	—

The following table provides certain information regarding the activity related to our equity incentive plans for the twelve months ended December 31, 2015.

Year ended
December 31, 2015

Stock options granted	65,500
Full value awards granted	486,696
Stock options cancelled	789,412
Full value awards cancelled	28,463
Weighted average common stock outstanding	23,026,494

Forecast of Utilization Rates
In evaluating whether to approve the 2016 Plan, our Compensation Committee reviewed certain management forecasts of equity awards for issuance under the 2016 Plan. Management presented the actuals and forecasts below for the periods indicated.

	2015 Actual	2016 Forecast	2017 Forecast
Options/Awards Outstanding - Ending Balance	4,837,394	5,309,834	5,824,918

Shares Available for Award - Beginning Balance	11,132,761	12,681,126	2,810,750
Annual Evergreen Increase on January 1	1,508,729	1,695,690	—
Total Shares Available	12,641,490	14,376,816	2,810,750
Allocations
Options	(65,500)	(300,000)	(300,000)
Restricted Stock/Restricted Stock Units	(486,699)	(718,023)	(794,000)
Total Allocations	(552,199)	(1,018,023)	(1,094,000)
Adjustments
Cancellations - Add	591,835	300,000	200,000
Expiration of 2006 Plan	—	(14,348,043)	—
Stockholder Approval - May 2016	—	3,500,000	—
Total Adjustments	591,835	(10,548,043)	200,000
Shares Available for Award - Ending Balance	12,681,126	2,810,750	1,916,750

In addition, our Compensation Committee reviewed certain actuals and forecasts of grant utilization for different categories of grants over the periods indicated, as summarized below. These actuals and forecasts included grants to non-employee directors, executives, employee new hires, and annual performance grants to existing eligible employees.

	2015 Actual	2016 Forecast	2017 Forecast

Option Grants: New Hire and Performance	65,500	300,000	300,000

Restricted Stock and Restricted Stock Units
New Hire and Performance	334,000	400,000	400,000
Directors	152,699	318,023	394,000
Subtotal Restricted Stock and Restricted Stock Units	486,699	718,023	794,000

Total	552,199	1,018,023	1,094,000

In this Proposal 3, stockholders are requested to approve the 2016 Plan. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting will be required to approve adoption of the 2016 Plan.

Note Regarding Forecasts and Forward-Looking Statements
We do not as a matter of course make public forecasts as to our total shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth above in this Proposal 3 include embedded assumptions regarding option exercise, employee turnover and competitive grant guidelines which are highly dependent on the public trading price of our common stock and other factors, which we do not control, and, as a result, we do not as a matter of practice provide forecasts. In evaluating these forecasts, our Compensation Committee recognized the high variability inherent in these assumptions.
However, we have included above a summary of these forecasts to give our stockholders access to certain information that was considered by our Compensation Committee for purposes of evaluating the approval of the 2016 Plan. These forecasts reflect various assumptions regarding our future operations.
The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such. Neither we nor any other person makes any representation to any of our stockholders regarding actual outcomes compared to the information contained in the forecasts. Although presented with numerical specificity, the forecasts are not fact and reflect numerous assumptions and estimates as to future events made by our management that they believed were reasonable at the time the forecasts were prepared, and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management. In addition, the utilization forecasts with respect to our equity awards do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to any changes to our operations or strategy that may be implemented in the future. Accordingly, actual outcomes may be, and likely will be, materially different than those reflected in the forecasts. We do not intend to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the forecasts are shown to be in error. The forecasts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Exchange Act. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics, if any, with respect to certain equity awards, the extent of option exercise activity, and others described in this proxy statement.

Description of the 2016 Plan
The material features of the 2016 Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the 2016 Plan. Stockholders are encouraged to read the actual text of the 2016 Plan in its entirety, which is appended to this proxy statement as filed with the SEC as Appendix A and may be accessed from the SEC’s website at www.sec.gov.
Purpose. The 2016 Plan is critical to our ongoing effort to build stockholder value through attracting, retaining and motivating employees, directors and consultants. We are seeking to approval of the 2016 Plan to provide for the shares necessary so that we can ensure that we have the most qualified, motivated employees possible to help us move the Company’s programs forward.
Stock Awards. The 2016 Plan provides for the grant of incentive stock options ("ISOs"), nonstatutory stock options ("NSOs"), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, or collectively, stock awards, all of which may be granted to employees, including officers, non-employee directors and consultants of us and our affiliates. Additionally, the 2016 Plan provides for the grant of performance cash awards. As of April 11, 2016, approximately 247 employees and our six non-employee directors are eligible to participate in the 2016 Plan and may receive all types of awards other than ISOs. ISOs may be granted only to our employees (including officers) and employees of our affiliates.
Share Reserve. The aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2016 Plan will not exceed 7,970,353 shares, which number is the sum of (i) 3,500,000 shares, plus (ii) the number of shares subject to outstanding stock awards granted under the 2006 Plan that, from and after its expiration date, expire or terminate for any reason prior to exercise or settlement or are forfeited because of the failure to meet a contingency or condition required to vest such shares, if any, as such shares become available from time to time. The maximum number of shares that may be issued upon the exercise of ISOs under our 2016 Plan is 7,970,353 shares.
If a stock award granted under the 2016 Plan or any portion thereof, expires or otherwise terminates without all of the shares covered by the stock award having been issued or is settled in cash rather than in shares, such expiration, termination or settlement will not reduce or otherwise offset the number of shares available for issuance under the 2016 Plan. Additionally, shares issued pursuant to stock awards granted under the 2016 Plan that are forfeited back to or repurchased by us because of the failure to vest, as well as shares reacquired by us as consideration for the exercise or purchase price of a stock award or to satisfy tax withholding obligations related to a stock award, will become available again for issuance under the 2016 Plan.
Section 162(m) Limits. No person may be granted stock awards covering more than 1,000,000 shares of our common stock under our 2016 Plan during any calendar year pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value on the date the stock award is granted. Additionally, no person may be granted in a calendar year a performance stock award covering more than 1,000,000 shares or a performance cash award having a maximum value in excess of $1,000,000. Such limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such awards will not be subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to any covered executive officer imposed by Section 162(m) of the Code.
Limitation on Grants to Non-Employee Directors. The maximum number of shares subject to stock awards granted to any non-employee director during any one calendar year, taken together with any cash fees paid to such non-employee director during the calendar year, shall not exceed $200,000 in total value. Such total value is calculated based on the grant date fair value of such stock awards for financial reporting purposes and excluding the value of any dividend equivalent payments paid pursuant to any stock award granted in a previous calendar year.
Administration. Our board of directors has delegated its authority to administer the 2016 Plan to our Compensation Committee. Subject to the terms of the 2016 Plan, our board of directors, the compensation committee, or another committee authorized by the board of directors or compensation committee, referred to as the plan administrator, determines recipients, dates of grant, the numbers and types of equity awards to be granted and the terms and conditions of the equity awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator will also determine the exercise price of options granted, the purchase price of stock purchase awards and the strike price of stock appreciation rights.
Cancellation and Re-Grant of Stock Awards. Under the 2016 Plan, the plan administrator does not have the authority to reduce the exercise, purchase or strike price of any outstanding stock option, stock appreciation right, or to cancel any outstanding stock option, stock appreciation right that has an exercise price greater than the current fair market value of our common stock in exchange for cash or other stock awards without obtaining the approval of our stockholders within 12 months prior to such event.
Stock Options. ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2016 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2016 Plan vest at the rate specified by the plan administrator.
The plan administrator determines the term of stock options granted under the 2016 Plan, up to a maximum of 10 years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an option holder’s service relationship with us or any of our affiliates ceases due to disability or death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the option holder, (4) a net exercise of the option if it is an NSO, and (5) other legal consideration approved by the plan administrator.
Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An option holder may designate a beneficiary, however, who may exercise the option following the option holder’s death.
Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No

ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Awards. Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) services rendered to us or our affiliates, or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.
Restricted Stock Unit Awards. Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.
Stock Appreciation Rights. Stock appreciation rights are granted pursuant to stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation unit, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation unit, we will pay the participant an amount equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation unit is exercised. A stock appreciation unit granted under the 2016 Plan vests at the rate specified in the stock appreciation grant agreement as determined by the plan administrator.
The plan administrator determines the term of stock appreciation rights granted under the 2016 Plan, up to a maximum of ten years. Unless the terms of a participant’s stock appreciation right agreement provides otherwise, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. The stock appreciation right term may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Performance Awards. The 2016 Plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to a covered executive officer imposed by Section 162(m) of the Code. To help assure that the compensation attributable to performance-based awards will so qualify, our Compensation Committee can structure such awards so that stock or cash will be issued or paid pursuant to such award only after the achievement of certain pre-established performance goals during a designated performance period.
A performance stock award is a stock award that is payable (including that may be granted, may vest, or may be exercised) contingent upon the achievement of pre-determined performance goals during a performance period. A performance stock award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will generally be determined by our Compensation Committee, except that the plan administrator also may make any such determinations to the extent that the award is not intended to comply with Section 162(m) of the Code. In addition, to the extent permitted by applicable law and the performance stock award agreement, the plan administrator may determine that cash may be used in payment of performance stock awards.
A performance cash award is a cash award that is payable contingent upon the achievement of pre-determined performance goals during a performance period. A performance cash award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will generally be determined by our Compensation Committee, except that the plan administrator also may make any such determinations to the extent that the award is not intended to comply with Section 162(m) of the Code. The plan administrator may specify the form of payment of performance cash awards, which may be cash or other property, or may provide for a participant to have the option for his or her performance cash award, or such portion thereof as the plan administrator may specify, to be paid in whole or in part in cash or other property.
In granting a performance award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, our Compensation Committee will set a period of time, or a performance period, over which the attainment of one or more goals, or performance goals, will be measured. Within the time period prescribed by Section 162(m) of the Code (no later than the earlier of the 90th day of a performance period and the date on which 25% of the performance period has elapsed, and in any event at a time when the achievement of the performance goals remains substantially uncertain), our Compensation Committee will establish the performance goals, based upon one or more criteria, or performance criteria, enumerated in the 2016 Plan and described below. As soon as administratively practicable following the end of the performance period, our Compensation Committee will certify in writing whether the performance goals have been satisfied.
Performance goals under the 2016 Plan will be based on any one or more of the following performance criteria: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization ("EBITDA"); (4) growth of earnings before interest and taxes; (5) EBITDA margin, adjusted EBITDA margin, or adjusted EBITDA; (6) total stockholder return; (7) return on equity or average stockholder’s equity; (8) return on assets, net assets, investment, or capital employed; (9) stock price; (10) margin (including gross margin); (11) income (before or after taxes); (12) net income or operating income; (13) operating income after taxes; (14) pre-tax profit or after-tax profit; (15) operating cash flow; (16) revenue or sales (including revenue or sales targets); (17) increases in revenue or product revenue; (18) expenses and costs (including expenses and cost reduction goals); (19) improvement in or attainment of working capital levels or expense levels; (20) economic value added (or an equivalent metric); (21) market share; (22) cash flow; (23) cash flow per share; (24) earnings per share; (25) share price or share price performance; (26) debt reduction; (27) implementation or completion of projects or processes; (28) customer satisfaction; (29) number of customers; (30) stockholders’ equity; (31) return on stockholders’ equity; (32) capital expenditures; (33) debt levels; (34) operating profit or net operating profit; (35) workforce diversity; (36) growth of net income or operating income; (37) billings; (38) days sales outstanding; and (39) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the plan administrator.
Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Under the 2016 Plan, unless specified otherwise by the board of directors (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the performance goals are established, the board of directors will appropriately make adjustments in the method of calculating the attainment of performance goals for a performance period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated performance goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; and (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, our Compensation Committee (or, if not required for compliance with Section 162(m) of the Code, the plan administrator) retains the discretion to reduce or eliminate the compensation or economic benefit due upon the attainment of any performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.
Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.
Transferability of Stock Awards. Generally, a participant may not transfer a stock award other than by will or the laws of descent and distribution or a domestic relations order with the approval of the plan administrator or a duly authorized officer. A participant may, with the approval of the plan administrator or a duly authorized officer, designate a beneficiary who may receive the shares of common stock underlying a stock award following the participant’s death.
Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (a) the class and maximum number of shares reserved for issuance under the 2016 Plan, (b) the class and maximum number of shares that may be issued upon the exercise of ISOs, (c) the class and maximum number of shares subject to stock awards that can be granted in a calendar year (as established under the 2016

Plan pursuant to Section 162(m) of the Code) and (d) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.
Corporate Transactions. In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•	arrange for the assumption, continuation, or substitution of a stock award by a surviving or acquiring entity or parent company;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

•	accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;

•	arrange for the lapse of any reacquisition or repurchase rights held by us;

•	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our board of directors may deem appropriate; or

•
make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2016 Plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 50% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change of control. Under the 2016 Plan, a change of control is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (iii) approval or consummation of complete dissolution or liquidation, (iv) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets; or (v) when a majority of the board members becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of the board members or their approved successors.

Amendment and Termination. Our board of directors has the authority to amend, suspend, or terminate our 2016 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date our board of directors adopted our 2016 Plan.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to participants and us with respect to participation in the 2016 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired the 2016 Plan. The 2016 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of an NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on that date. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options

The 2016 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness and the provisions of Section 162(m) of the Code, and provided that either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Restricted Stock Unit Awards

Generally, the recipient of a restricted stock unit award structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. To conform to the requirements of Section 409A of the Code, the stock subject to a restricted stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the restricted stock unit award otherwise complies with or qualifies for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights

Generally, if a stock appreciation right is granted with an exercise price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

New Plan Benefits

Awards will be granted under the 2016 Plan at our discretion. Therefore, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers, directors, and employees under the 2016 Plan. In this regard, although our current non-employee director compensation policy establishes the value of restricted stock units subject to grants to be made to our non-employee directors under the 2006 Plan (or the 2016 Plan if this Proposal No. 3 is approved by our stockholders), our board of directors has the discretion to change the number of shares subject to these grants at any time. Currently, the equity component of our amended and restated non-employee director compensation policy, for board members who are not currently within the vesting time period for stock options granted in connection with election to our board of directors, is payable in RSUs. Furthermore, Messrs. Roedel, Williamson, and Wise have elected to receive their retainers for service on our board of directors and committees of the board of directors in RSUs rather than in cash. No RSUs have been granted since the 2006 Plan expired on January 19, 2016. Accordingly, if this Proposal No. 3 is approved by our stockholders, and assuming our amended and restated director compensation policy is not subsequently amended or modified by the board of directors, RSUs of the following values will be due to our board of directors during the remainder of 2016 following our Annual Meeting. For additional information regarding our non-employee director compensation policy, see “Director Compensation” elsewhere in this document.

Name	Annual Equity Award	Board Chairman Retainer	Board Member Retainer	Committee Chairman Retainer	Committee Member Retainer	Total

Richard W. Roedel	$50,000	$37,500	$—	$—	$2,250	$89,750
Ed J. Coringrato, Jr.	—	—	—	—	—	—
Donald Pastor	25,000	—	—	—	—	25,000
Gary Spiegel	25,000	—	—	—	—	25,000
John B. Williamson, III	—	—	18,750	7,500	2,250	28,500
Michael W. Wise	—	—	18,750	—	4,500	23,250
	$100,000	$37,500	$37,500	$7,500	$9,000	$191,500

Required Vote and Board of Directors Recommendation

Approval of Proposal 3 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum, but will have no effect on the outcome of the vote.

Our board of directors believes that approval of Proposal 3 is in our best interests and the best interests of our stockholders for the reasons stated above.

THE BOARD OF DIRECTORS RECOMMENDS
YOU VOTE"FOR" PROPOSAL 3.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
Our Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2015 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. Grant Thornton has served as our independent audit firm since 2005. A representative of Grant Thornton is expected to be present at our 2016 annual meeting of stockholders and will have an opportunity to make a statement and respond to appropriate questions from stockholders.
Ratification of the appointment of Grant Thornton as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.
The affirmative vote of a majority of shares of our common stock present at the 2016 annual meeting of stockholders in person or by proxy and entitled to vote is required to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2015. Abstentions will have the same effect as a vote against this proposal. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
Audit and Related Fees for Fiscal Years 2014 and 2015
The following table sets forth a summary of the aggregate fees billed to us by Grant Thornton LLP for professional services for the fiscal years ended December 31, 2014 and 2015, respectively. All of the services described in the following fee table were approved by the Audit Committee.

Name	2014	2015
Audit Fees	$347,000	$393,750
Non-audit Fees	$—	$279,725
Total Fees	$347,000	$673,475
The Audit Committee meets regularly with Grant Thornton LLP throughout the year and reviews both audit and, if applicable, non-audit services performed by Grant Thornton LLP as well as fees charged for such services. For 2015, non-audit fees related to due diligence and tax services provided by Grant Thornton LLP in connection with our merger with API in May 2015.
Pre-Approval Policies and Procedures
The Audit Committee has adopted, and the board of directors has approved, a policy that sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditors may be pre-approved. The policy generally pre-approves all audit services and non-audit services by our independent auditors, except in the case of non-audit services where subsequent approval is necessary and permissible. Pursuant to its pre-approval policy, the Audit Committee may delegate pre-approval authority for non-audit services to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. During 2014 and 2015, all services provided by Grant Thornton LLP were pre-approved by the Audit Committee in accordance with this policy.
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSAL NUMBER 4.

AUDIT COMMITTEE REPORT
As described more fully in its charter, the purpose of the Audit Committee is to assist the board of directors with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, assessing our independent registered public accounting firm’s qualifications and independence and, if applicable, the performance of the persons performing internal audit duties for the Company.
Company management is responsible for preparation, presentation and integrity of our financial statements as well as our financial reporting processes, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The following is the Audit Committee’s report submitted to the board of directors for 2015.
The Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2015 with management and Grant Thornton LLP, our independent registered public accounting firm;

•
discussed with Grant Thornton LLP the matters required to be discussed by Statement of Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

•
received from Grant Thornton LLP the disclosures and a letter regarding their independence as required by the applicable requirements of the Public Company Accounting Oversight Board requesting Grant Thornton LLP’s communication with the Audit Committee concerning independence and discussed the auditors’ independence with them.

In addition, the Audit Committee has met separately with Company management and with Grant Thornton LLP.
Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited 2015 financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John B. Williamson, III, Chairman
Michael W. Wise
Ed J. Coringrato, Jr.
The foregoing audit committee report is not “soliciting material,” shall not be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis of our compensation arrangements with our named executive officers should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement.
For 2015, our named executive officers consisted of:

•	My E. Chung, our President and Chief Executive Officer;

•	Dale E. Messick, our Chief Financial Officer; and

•	Scott A. Graeff, our Chief Strategy Officer.

Executive Summary
We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and financial performance, without encouraging unnecessary or excessive risk-taking. Our performance-oriented compensation program consists of base salary, annual cash bonuses, long-term equity incentives, such as restricted stock awards and stock option grants, benefits and, for certain senior executive officers, severance and termination protection.
For 2015, our primary corporate goals related to our operating loss for the year, excluding certain revenues and expenses associated with our merger with API in May 2015, and our revenue growth compared to 2014. Our executive compensation policies for the year were, therefore, designed to incentivize our executive officers to execute against the most significant financial performance objectives and to focus on creation of value for our stockholders. We sought to incentivize this performance primarily through cash incentives that were based on our financial performance and also through grants of restricted stock.
The highlights of our 2015 executive compensation were as follows:

•	Our named executive officers received 3% salary increases from 2014 levels.

•
We established a 2015 senior management incentive plan, which rewarded our named executive officers for our corporate financial performance, specifically whether the Company achieved specified financial performance metrics. The amount of the bonus was to be determined based upon the achievement of adjusted operating income (loss) exceeding a specified amount and the achievement of revenue associated with the historical operations of the Company, excluding API, exceeding a specified amount. We paid bonuses based on our achievement of operating loss equal to our target. However, no bonuses were paid in respect of the revenue metric as we failed to achieve the minimum threshold revenue.

•	In June 2015, we granted a total of 209,000 shares of restricted stock to our named executive officers as a part of periodic equity grants to these executives.
Overview of Compensation Philosophy
Our overall compensation philosophy is to provide executive compensation packages that enable us to attract, retain and motivate highly qualified executive officers to achieve our short-term and long-term business goals. Consistent with this philosophy, the following elements provide a framework for our executive compensation program: base salary; a cash bonus program designed to reinforce desired performance goals; and non-cash compensation intended to align the interests of our executives with those of our stockholders.
Role of Compensation Committee and Compensation Consultant
Our executive compensation program is approved and monitored by the Compensation Committee of our board of directors. Prior to the closing of our merger with API on May 8, 2015, the members of the Compensation Committee were Warner Dalhouse, Richard W. Roedel and Michael W. Wise, with Mr. Dalhouse serving as chairman of the Compensation Committee. Following the closing of our merger with API and through the remainder of 2015, the members of the Compensation Committee were Donald Pastor, Richard W. Roedel, Gary Spiegel, and Michael W. Wise. Mr. Pastor serves as chairman of the Compensation Committee. All of the members of our Compensation Committee are independent, non-employee directors. Under the terms of its charter, the Compensation Committee is responsible for reviewing and approving compensation granted to our executive officers, including our Chief Executive Officer ("CEO"), and those executive officers who report directly to the CEO and any other officers as determined under Section 16 of the Securities Exchange Act of 1934, as amended. In particular, the Compensation Committee reviews and approves for the CEO and the other executive officers the following components of compensation:

•	annual base salary;

•	cash and equity bonuses, including the specific goals and amount;

•	other equity compensation, if any;

•	employment agreements, severance arrangements, and change in control provisions, as applicable;

•	signing bonus or payment of relocation costs, above normal Company policy, if applicable; and

•	any other material benefits, other than those provided to all employees.
The Compensation Committee also serves as the administrator for our equity incentive plans. All stock-based awards, including new grants to existing employees and executive officers, as well as grants to new employees, are approved by the Compensation Committee. The Compensation Committee is also responsible for annually evaluating the performance of our executive officers.
We generally attempt to align our overall executive compensation with other publicly-traded peer companies who share similar characteristics. Because of our diversified product and service offerings, we believe our peer group includes a broad range of technology and growth companies with whom we compete for executive talent. Data on compensation practices at such companies has historically been gathered for us by our compensation consultant, Radford, through searches of publicly available information, including subscription databases and Securities and Exchange Commission filings. We use such information primarily to help guide decisions on base salary, target bonuses and equity-based awards.
The Compensation Committee has the authority to retain its own compensation consultant and to obtain advice and assistance from internal or external legal, accounting or other advisors as it sees fit. The Compensation Committee engaged an independent third-party compensation consultant, Radford, in 2015 to conduct a competitive peer group analysis of our current executive compensation program to provide us with insights and market data on executive and director compensation matters, both generally and within our industry. In 2015, Radford compared the salary, target cash incentives, and equity compensation of our executive officers against an identified peer group of publicly traded companies. As a result of its analysis, Radford made recommendations to the Compensation Committee that were intended to bring the compensation elements paid to our executive officers towards the median of the identified peer companies, which are specified in the table below.  These peer group companies were selected by the Compensation Committee because they are in the scientific and technical instruments industry and are comparable to our size based on their market and revenue value. As of March 30, 2015, these peer group companies had a median market capitalization of approximately $40.9 million, as compared to our market capitalization of approximately $36.5 million and median revenues of approximately $43.0 million, as compared to our revenues of approximately $50.3 million.

Peer Group
Company	Industry	Location
Bioanalytical Systems	Life Sciences Tool & Services	West Lafayette, IN
Breeze-Eastern	Aerospace & Defense	Whippany, NJ
Cyber Optics	Semiconductor Equipment	Minneapolis, MN
Digirad	Health Care Equipment	Suwanee, GA
Dynasil	Electronic Equipment & Instruments	Newton, MA
Echelon	Electronic Manufacturing Services	San Jose, CA
GigOptix	Semiconductors	San Jose, CA
IEC Electronics	Electronic Manufacturing Services	Newark, NY
Image Sensing Systems	Electronic Equipment & Instruments	St. Paul, MN
inTest	Semiconductor Equipment	Mount Laurel, NJ
Intricon	Electronic Components	Arden Hills, MN
Iteris	Electronic Equipment & Instruments	Santa Ana, CA
MOCON	Electronic Equipment & Instruments	Minneapolis, MN
Optical Cable	Communications Equipment	Roanoke, VA
Perceptron	Electronic Equipment & Instruments	Plymouth, MI
RF Industries	Electronic Manufacturing Services	San Diego, CA
The LGL Group	Electronics Components	Orlando, FL
Trio-Tech	Semiconductor	Van Nuys, CA
Wireless Telecom Group	Electronic Equipment & Instruments	Parsippany, NJ
Executive Compensation Program
As described above, our performance-oriented compensation program consists of base salary, annual cash bonuses, long-term equity incentives, such as restricted stock awards and stock option grants, benefits and, for certain senior executive officers, severance and termination protection. We believe that appropriately balancing the total compensation package and ensuring the viability of each component of the package is necessary in order to provide compensation that is competitive and to attract and retain talent. As a small company, we also try to optimize the mix of components to make such compensation programs cost effective for us.
The Compensation Committee intends for our compensation program to provide basic elements that ensure that management is fairly remunerated and has reasonable security so that the management team can perform at its best and take prudent risks. The committee believes that it does not use highly leveraged short-term incentives that drive high risk investments at the expense of our long-term value.
Our Compensation Committee typically evaluates the performance of each executive officer annually, based on the achievement of both corporate goals and individual qualitative performance objectives and makes its compensation decisions accordingly. Total compensation for our executive officers may vary significantly from year to year based on Company, divisional and individual performance. Further, the value of equity-based awards to our executives will vary based on fluctuation in our stock price from time to time.
The following is a more detailed explanation of the primary components of our executive compensation program.
Base Salary
Base salary is generally determined by considering competitive salary data and individual job performance. In determining base salary, we primarily rely on factors such as job performance, skill set, prior experience, past levels of compensation, seniority, pay levels of similarly situated positions internally, alternative opportunities that may be available to executives, retention, and market conditions generally. Base salaries for executive officers are reviewed at least annually. In each case, we take into account the results achieved by the executive, his future potential, the scope of the officer’s responsibilities and the depth of his experience. We do not apply specific formulas to determine annual pay increases, if any, and our Compensation Committee attempts to make decisions regarding changes in base salary in the context of other short-term and long-term compensation components. For 2015, increases in base salary were approved by the Compensation Committee with an effective date of July 1, 2015.
In May 2015, the Compensation Committee approved annual increases in base salaries, for the named executive officers as follows:

Name	2014 Base Salary*	2015 Base Salary*	% Increase
My E. Chung, Chief Executive Officer	$334,235	$344,265	3.0%
Dale E. Messick, Chief Financial Officer	$233,400	$240,400	3.0%
Scott A. Graeff, Chief Strategy Officer	$238,150	$245,295	3.0%

*
These base salaries represent the salaries in effect following the Compensation Committee’s annual salary determinations for the respective year. Because the increases in base salaries resulting from these determinations, in each case, were effective mid-year, the named executive officers’ actual salaries for 2014 and 2015, as reflected in the Summary Compensation Table, are less than the base salaries reflected above.

Cash Incentive Bonuses
In February 2015, our Compensation Committee adopted a senior management incentive plan for fiscal year 2015. Under the terms of the incentive plan, certain of our employees, including all of our named executive officers were eligible to receive bonus payments based upon a target percentage equal to 50% of their respective salaries for 2015. The amount of the bonus was to be based upon the achievement of adjusted operating income (loss) exceeding a specified amount and revenue associated with the historical operations of the Company exceeding a specified amount. The Compensation Committee selected these metrics because the committee believed them to be the appropriate indicators of success in the execution of our strategic and operating plans and achievement of key corporate goals and because these factors are critical to increasing the value of our common stock.
For both the adjusted operating income (loss) objective and the revenue objective, minimum, target and maximum levels of achievement were possible. At the minimum level of achievement, the officer would receive a payout of 10% of the target percentage. At the target level of achievement, the officer would receive a payout of 100% of the target percentage. At the maximum level of achievement, the officer would receive a payout of 150% of the target percentage. For financial performance values falling between the minimum and target levels, or between the target and maximum levels, award amounts would be interpolated on a linear basis.
For 2015, our minimum, target, maximum and actual levels of achievement and resulting payout percentages for our named executive officers are reflected in the table below.

Metric	Weighting	Minimum Achievement Level (5% of salary)	Target Achievement Level (50% of salary)	Maximum Achievement Level (75% of salary)	Actual Performance Level
Operating loss, excluding costs associated with the merger with API	60%	$ 3.5 million	$ 3.0 million	$2.4 million	$3.0 million
Revenue	40%	$23.5 million	$25 million	$26.4 million	$23.4 million

Consistent with our pay for performance philosophy, because the minimum revenue performance metric was not attained, we did not pay any 2015 bonus that was tied to achievement of specified revenue levels, and paid out at approximately the target level with respect to the 60% of the target bonus amount based on our level of operating loss. The amounts of 2015 bonuses awarded to our named executive officers, and the applicable percentage of their target bonus amount that was awarded, is set forth in the table below:

Named Executive Officer	2015 Awarded Bonus	Percentage of 2015 Target Bonus Awarded
My E. Chung, Chief Executive Officer	$98,025	57.8%
Dale E. Messick, Chief Financial Officer	$68,451	57.8%
Scott A. Graeff, Chief Strategy Officer	$69,845	57.8%

Equity Incentives
Consistent with our compensation philosophy, our Compensation Committee believes that equity awards can be a significant motivator in attracting, retaining and rewarding the success of management employees by providing compensation with long-term vesting requirements and linking the ultimate value of those awards to stockholder returns. This component may include both grants of restricted common stock and stock options. Similar to base salary increases, options may also be granted in connection with promotions or significant changes in responsibility. Although grants of stock-based awards can impact our operating results, we believe that long-term equity-based compensation can be an important element of our overall compensation program because it helps focus our executives on our long-term financial and operational performance and also aligns the interests of our executives with those of our stockholders. The potential financial value offered through such stock awards is also an important retention tool.
As part of its advice to the Compensation Committee in 2015, Radford recommended that we continue making periodic equity grants to our executives as part of moving total compensation toward the median for our peer group provide additional incentives for our executives to increase stockholder value, and that we make the grants in the form of restricted stock in order to help minimize the dilutive impact to our stockholders. In June 2015, the Compensation Committee granted a total of 209,000 shares of restricted stock, which will vest annually over a three-year period, to our named executive officers, as follows:

Name	Shares of Restricted Stock
My E. Chung, Chief Executive Officer	140,000
Dale E. Messick, Chief Financial Officer	34,500
Scott A. Graeff, Chief Strategy Officer	34,500

We do not time the granting of our equity awards relative to any favorable or unfavorable news that we release. Restricted stock or stock options for new employees, including executive officers, are generally awarded at the first regular meeting of the Compensation Committee following the employee’s hire date, or, in certain limited cases, at the first regular meeting of the Compensation Committee following the prospective employee’s written acceptance of an employment offer. The Compensation Committee’s regular meeting schedule is established several months in advance of each meeting. Thus, proximity of any equity grant to an earnings announcement or other market events is coincidental.
We do not have any requirements for our named executive officers to hold minimum amounts of our common stock.
Change in Control Benefits and Severance
The Compensation Committee believes that change in control and severance benefits play an important role in attracting and retaining valuable executives. The payment of such benefits also ensures a smooth transition in management following a change in control by giving the named executive officer the incentive to remain with the Company through the transition period, and, in the event the officer’s employment is terminated as part of the transition, by compensating the officer with a degree of financial and personal security during a period in which he is likely to be unemployed. As a result, we have historically maintained employment agreements with our named executive officers that provide for severance payments, continuation of group benefits and accelerated vesting of certain unvested equity awards if our named executive officers’ employment is terminated by us without “cause” or by the named executive officers for “good reason,” including in circumstances involving a change in control of the Company. Additionally, pursuant to the standard terms of our restricted stock awards under our 2006 Equity Incentive Plan, any unvested shares of restricted stock that we grant to our named executive officers similarly are subject to accelerated vesting if our named executive officers’ employment is terminated by us without “cause” or by the named executive officers for “good reason.”

In March 2012, we entered into amended and restated employment agreements with each of our named executive officers to increase the benefits to the named executive officers in the event that we complete or, in certain circumstances, contemplate but do not complete, a change in control transaction. The Compensation Committee believed that these provisions were appropriate in order to encourage stability among our senior management in the event that we explore one or more strategic transactions in order to maximize stockholder value. The material additional benefits provided to our named executive officers by these amended and restated employment agreements are as follows:

•
acceleration of unvested equity awards was increased from 12 months of additional vesting to full vesting in the event of the named executive officer’s termination of employment “without cause” or for “good reason” (each, as defined in the employment agreements) within 12 months following a change in control transaction;

•
payment of a retention bonus equal to one-half of the named executive officer’s then current annual salary and target bonus in the event that our board of directors engages an investment bank or similar firm for purposes that include exploring a change in control transaction, but no such transaction is consummated within 24 months thereafter; and

•
payment of a change in control bonus equal to the named executive officer’s then current annual salary and target bonus in the event of a change in control transaction, which change in control payment would be partially reduced if the change in control occurs within one year after the named executive officer’s receipt of a retention bonus, as described above.

In connection with a change in control the named executive officers may become subject to certain excise taxes under Section 4999 of the Code with respect to payments that are treated as excess parachute payments under Section 280G. Under the terms of the amended and restated employment agreements we will reimburse each named executive officer for all excise taxes that are imposed under Section 4999 and any income and excise taxes that are payable by such named executive officer as a result of any reimbursements for such excise taxes. In the event, however, it is determined that the named executive officer is entitled to a reimbursement payment for such excise taxes, but that the change in control payments would not be subject to the excise tax if such payments were reduced by an amount that is less than 10% of the portion of the payments that would be treated as excess parachute payments under Section 280G, then the amounts payable to the named executive officer will be reduced to the maximum amount that could be paid to the named executive officer without giving rise to the excise tax.
In light of the Company’s engagement of an investment banker in 2013 to explore various strategic alternatives, which led to the 2014 disposition of the Company’s medical shape sensing business and ultimately culminated in the merger with API, the Compensation Committee determined that the conditions of the amended and restated employment agreements of our named executive officers with respect to the retention bonus payments noted above were satisfied in 2015.  Such bonuses were paid in the following amounts:

Name	Retention Payment
My E. Chung, Chief Executive Officer	$250,676
Dale E. Messick, Chief Financial Officer	$175,050
Scott A. Graeff, Chief Strategy Officer	$178,613
A further summary of the material terms of the amended and restated employment agreements is provided below in “Employment Agreements.”
Temporary Housing Benefits
Mr. Chung's employment agreement initially provided for a temporary housing allowance to Mr. Chung for a period up to 24 months, which our board of directors has extended to May 2016.
Other Benefits
In general, our practice is to provide commensurate benefits to employees at all levels of our organization. Consistent with this practice, the following are the primary benefits provided to our full-time employees, including our named executive officers:

•	health, vision and dental insurance including, at the employee’s option, Flexible Spending Accounts and/or a Health Savings Account;

•	term life insurance and optional supplemental life insurance;

•	optional supplemental health coverage;

•	short- and long-term disability benefits;

•	401(k) plan, under which we match 25% of an employee’s contributions up to 10% of the employee’s total cash compensation, which match vests over a period of three years; and

•	paid time off and holidays.
We believe that these benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.
Compensation Recovery Policies
The Compensation Committee has not determined whether it would attempt to recover bonuses from our executive officers if the performance objectives that led to the bonus determination were to be restated, or found not to have been met to the extent originally believed by the Compensation Committee. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our CEO and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once final regulations on the subject have been adopted.
Future Compensation Strategy
We intend to continue our strategy of paying competitive short-term cash compensation and offering long-term incentives through equity-based compensation programs that align individual compensation with corporate financial performance. We believe that our total compensation package is reasonable in the aggregate. We also believe that, in light of our compensation philosophy, total compensation for our executives should continue to consist of base salary, annual bonus awards (consisting of cash, stock or a combination of both), long-term equity based compensation, and certain other benefits.
We anticipate that the competitive posture of our total direct compensation will vary year to year as a result of our performance, as well as the performance of peer group companies and the market as a whole. Accordingly, the magnitude and weighting of different compensation components will likely evolve over time.
Risk Analysis
The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The design of our compensation policies and programs encourages our employees to remain focused on both our short- and long-term goals.
Tax Considerations
Section 162(m). Limitations on deductibility of compensation may occur under Section 162(m) of the Code, which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.
The portion of the compensation taxable to our Chief Executive Officer and other executive officers in 2015 that did not qualify for an exemption from Section 162(m) did not exceed the $1 million limit per officer. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to qualify for an exemption from Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our stockholders, after taking into account changing business conditions or the officer’s performance.
Section 409A. Under Section 409A of the Code, if a named executive officer is entitled to non-qualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, the officer would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax pursuant to Section 409A. With respect to equity and cash compensation, we generally seek to structure such awards so that they do not constitute “deferred compensation” under Section 409A, thereby avoiding penalties and taxes on such compensation applicable to deferred compensation.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with Company management. Based on the Compensation Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Donald Pastor, Chairman
Richard W. Roedel
Gary Spiegel
Michael W. Wise
The foregoing compensation committee report is not “soliciting material,” shall not be deemed incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

Summary Compensation Table
The following table sets forth the summary information concerning compensation earned during the last three completed fiscal years by our chief executive officer and our two next most highly compensated executive officers during 2015 who were serving as executive officers as of December 31, 2015. We refer to these persons as our “named executive officers” elsewhere in this proxy statement. The following table includes all compensation earned by the named executive officers for the respective periods, regardless of whether such amounts were actually paid during the period.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
My E. Chung,	2015	339,250	250,676	(10)	125,000	(1)	—	98,025	(2)	28,655	(3)(4)	841,606
President and Chief Executive Officer	2014	330,584	—		196,000	(5)	—	165,292	(6)	14,450	(3)(4)	706,326
	2013	319,749	—		176,400	(7)	—	159,677	(8)	14,328	(3)(4)	670,154
Dale E. Messick	2015	236,900	175,050	(10)	38,640	(1)	—	68,451	(2)	7,386	(3)	526,427
Chief Financial Officer	2014	230,850	—		48,300	(5)	—	115,425	(6)	6,143	(3)	400,718
	2013	223,300	—		43,470	(7)	—	111,513	(8)	4,755	(3)	383,038
Scott A. Graeff,	2015	241,723	178,613	(10)	38,640	(1)	—	69,845	(2)	5,355	(3)	534,176
Chief Strategy Officer	2014	230,031	—		48,300	(5)	—	115,016	(5)	4,760	(3)	398,107
	2013	213,350	50,000	(9)	43,470	(7)	—	106,544	(8)	4,738	(3)	418,102

(1)
In June 2015, the Company granted a total of 209,000 shares of restricted stock to our named executive officers as a part of periodic equity grants to these executives. Each of Mr. Messick, and Mr. Graeff received 34,500 shares, which is equal to $38,640 divided by $1.12 per share, the closing price of our common stock as reported on the NASDAQ Capital Market on June 1, 2015, the date of grant. Mr. Chung received 140,000 shares, which is equal to $156,800 divided by $1.12 per share, the closing price of our common stock as reported on the NASDAQ Capital Market on June 1, 2015, the date of grant. In accordance with SEC rules, this amount is reported in the "Stock Awards" column for 2015 in the table above.

(2)	Represents amounts paid to the officer under our 2015 senior management incentive plan upon achievement of specified financial objectives.

(3)	Represents or includes Company 401(k) plan matching contributions and policy premiums paid for life insurance for the benefit of the officer.

(4)
All Other Compensation for Mr. Chung for 2013 includes 13,908 paid to Mr. Chung for his relocation and for 2014 and 2015 includes $14,030 and $25,092, respectively, paid to Mr. Chung as a temporary housing allowance.

(5)
In May 2014, the Company granted a total of 209,000 shares of restricted stock to our named executive officers as a part of periodic equity grants to these executives. Each of Mr. Messick, and Mr. Graeff received 34,500 shares, which is equal to $48,300 divided by $1.40 per share, the closing price of our common stock as reported on the NASDAQ Capital Market on May 19, 2015, the date of grant. Mr. Chung received 140,000 shares, which is equal to $196,000divided by $1.40 per share, the closing price of our common stock as reported on the NASDAQ Capital Market on May 19, 2014, the date of grant. In accordance with SEC rules, this amount is reported in the "Stock Awards" column for 2014 in the table above.

(6)	Represents amounts paid to the officer under our 2014 senior management incentive plan.

(7)
In March 2013, the Company granted a total of 243,500 shares of restricted stock to our named executive officers as a part of periodic equity grants to these executives. Each of Mr. Messick, and Mr. Graeff received 34,500 shares, which is equal to $43,470 divided by $1.26 per share, the closing price of our common stock as reported on the NASDAQ Capital Market on March 28, 2013, the date of grant. Mr. Chung received 140,000 shares, which is equal to $176,400 divided by $1.26 per share, the closing price of our common stock as reported on the NASDAQ Capital Market on March 28, 2013, the date of grant. In accordance with SEC rules, this amount is reported in the "Stock Awards" column for 2013 in the table above.

(8)	Represents amounts paid to the officer under our 2013 senior management incentive plan.

(9)
The Company awarded a special bonus of $50,000 to Scott Graeff, the Company’s Chief Strategy Officer, in recognition of his efforts in consummating the sale of our Secured Computing and Communications group to MacAulay-Brown, Inc.

(10)	Represents amounts paid in May 2015 to the officer under the retention provision of the officer's amended and restated employment agreement.

Grants of Plan-Based Awards for 2015
The following table provides information with regard to potential cash bonuses for 2015 payable under our senior management incentive plan and equity awards made in 2015.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Securities Underlying (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold $	Target $	Maximum $
My Chung		6,785	169,625	254,438
	6/1/2015				140,000	156,800
Dale E. Messick		4,738	118,450	177,675
	6/1/2015				34,500	38,640
Scott A. Graeff		4,834	120,862	181,292
	6/1/2015				34,500	38,640

(1)
In the table above, the “Threshold” column represents the smallest total bonus that would have been paid for 2015 to each named executive officer if we had achieved the threshold level of revenue related to the historical operations of the Company, before our merger with API, for 2015 of $23.5 million and did not achieve the threshold operating loss metric, which would have resulted in a bonus equal to 2% of each officer’s 2015 salary. The “Target” column represents the amount that would have been paid to each named executive officer if, for 2015, an operating loss, excluding the financial impacts of our merger with API, of $3.0 million had been attained and we achieved the target level of revenue related to the historical operations of the Company of $25.0 million. The “Maximum” column represents the largest total bonus that could have been paid to each named executive officer if, for 2015, an operating loss, excluding the financial impacts of our merger with API for of $2.4 million was achieved and we recognized revenues related to the historical operations of the Company equal to or greater than $26.4 million.

(2)
The actual bonuses paid under our senior management incentive plan in respect of 2015 performance were $98,025, $68,451 and $69,845 for Messrs. Chung, Messick, and Graeff, respectively, Such amounts are included in Non-Equity Incentive Plan Compensation" in the Summary Compensation Table above.

(3)
Amounts represent the aggregate grant date fair value of stock awards, as calculated in accordance with ASC Topic 718. For a discussion of valuation assumptions, see Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Outstanding Equity Awards at December 31, 2015
The following table shows all outstanding unexercised stock options and unvested stock awards held by our named executive officers as of December 31, 2015.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares that have not vested (#)		Market Value of Shares that have not vested ($)
Name	Exercisable	Unexercisable
My E. Chung	280,002	19,998	(1)	2.16	4/25/2021
	132,367	5,758	(2)	1.68	2/28/2022
						70,000	(3)	75,600
						105,000	(4)	113,400
						140,000	(5)	151,200
Dale E. Messick	150,000	—		5.47	8/29/2016
	75,000	—		3.42	12/20/2016
	100,000			1.70	2/24/2019
	33,091	1,440	(2)	1.68	2/28/2022
						17,250	(3)	18,630
						25,875	(4)	27,495
						34,500	(5)	37,260

Scott A. Graeff	84,785	—		1.77	2/8/2016
	10,000	—		3.69	2/27/2017
	50,000	—		0.82	5/12/2019
	33,091	1,440	(2)	1.68	2/28/2022
						17,250	(3)	18,630
						25,875	(4)	27,495
						34,500	(5)	37,260

(1)
Represent an option granted on April 25, 2011, the date on which Mr. Chung’s employment commenced. This option vests with respect to 40% of these shares on the two-year anniversary of the grant date, with the remaining 60% vesting in 36 equal monthly installments thereafter.

(2)	Represent unvested shares underlying an option granted on February 28, 2012. This option vests over four years in forty-eight equal monthly installments.

(3)	Represents unvested shares underlying a restricted stock award issued on March 28, 2013. The restricted stock will vest annually over a four year period.

(4)	Represents unvested shares underlying a restricted stock award issued on May 19, 2014, which will vest annually over a four year period.

(5)	Represents unvested shares underlying a restricted stock award issued on June 1, 2015, which will vest annually over a three year period.

Option Exercises and Stock Vested During 2015
The table below sets forth information concerning the vesting of restricted stock for each named executive officer during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
My E. Chung	—	—	70,000	75,600
Dale E. Messick	—	—	17,250	18,630
Scott A. Graeff	226,095	198,964	17,250	18,630

Employment Agreements
Employment Agreement with My E. Chung
In connection with his appointment as President and CEO, we entered into an employment agreement with Mr. Chung in April 2011. Pursuant to the employment agreement, Mr. Chung received a starting bonus of $50,000. In March 2012, we entered into an amended and restated employment agreement with Mr. Chung. This employment agreement, which had an initial term through March 31, 2013, automatically renewed on March 31, 2013, March 31, 2014, March 31, 2015 and March 31, 2016 for additional one-year periods and will continue to automatically renew for additional one year periods unless terminated by either party on 90 days prior notice.
Under the terms of the employment agreement, Mr. Chung is eligible to participate in our senior management incentive plan for an annual discretionary cash bonus of at least 50% of his then current base salary, subject to the achievement of individual and corporate performance criteria to be determined by our board of directors or our Compensation Committee and set forth in the incentive plan.
The employment agreement provides that, in the event that his employment is terminated by us “without cause” or by him for “good reason” (each as defined in the employment agreement), subject to his entering into and not revoking a release in a form acceptable to the Company, he will be entitled to receive:

•
a severance payment equal to the sum of his then current annual salary plus annual target bonus or 150% of such sum if the termination occurs within 12 months following a “change in control” transaction (as defined in the employment agreement);

•
if he timely elects and remains eligible for continued coverage under COBRA, an amount equal to the health insurance premiums that we were paying on his behalf and on behalf of his covered dependents prior to the date of termination for a period of 12 months, or 18 months if the termination occurs within 12 months following a change in control transaction;

•
acceleration of vesting of unvested stock options equal to the number of shares that would have vested if employment had continued for 12 months following the termination (or, if the termination occurred following a change in control transaction, all outstanding unvested stock options held by Mr. Chung will vest); and

•	a cash payment for any unvested company matching contributions in his account under the Company’s 401(k) plan and for any accrued but unpaid vacation.
Mr. Chung’s employment agreement also provides for a retention payment equal to one-half of the sum of his then current annual salary plus annual target bonus, if our board of directors engages an investment bank or similar firm for purposes that include exploring a change in control transaction, but no such transaction is consummated within 24 months thereafter. This retention payment would be payable in shares of our common stock, if necessary to avoid a credit default.
In addition to the severance and retention payments described above, in the event a change in control occurs due to a sale of the Company’s assets or a merger of the Company or an acquisition of the Company via tender offer, the employment agreement also provides that Mr. Chung will receive a payment equal to the sum of his annual salary plus annual target bonus. If this change in control occurs within one year after he has received a retention payment (as described above), however, then this change in control payment shall be subject to partial reduction.
In addition, in the event of a change in control transaction, Mr. Chung may receive additional payments to reimburse him for any excise taxes that are imposed under Section 4999 of the Code and any income and excise taxes that are payable by him as a result of any reimbursements for such excise taxes as further described in “Compensation Discussion and Analysis - Change in Control Benefits and Severance.”
In addition, the employment agreement provides for a temporary housing allowance to Mr. Chung for a period up to 24 months, which our board of directors has extended to May 2016
Employment Agreement with Dale E. Messick
We previously entered into an employment agreement with Dale E. Messick to serve as our Chief Financial Officer. In March 2012, we entered into an amended and restated employment agreement with Mr. Messick. This employment agreement, which had an initial term through March 31, 2013, automatically renewed on March 31, 2013,March 31, 2014, March 31, 2015 and March 31, 2016 for additional one-year periods and will continue to automatically renew for one year periods unless terminated by either party on 90 days prior notice.
Under the terms of the employment agreement, Mr. Messick is eligible to participate in our senior management incentive plan for an annual discretionary cash bonus of at least 50% of his then current base salary, subject to the achievement of individual and corporate performance criteria to be determined by our board of directors or our Compensation Committee and set forth in the incentive plan.
The employment agreement provides that, in the event that his employment is terminated by us “without cause” or by him for “good reason” (each as defined in the employment agreement), subject to his entering into and not revoking a release in a form acceptable to the Company, he will be entitled to receive:

•
a severance payment equal to 75% of the sum of his then current annual salary plus annual target bonus or equal to such sum if the termination occurs within 12 months following a “change in control” transaction (as defined in the employment agreement);

•
if he timely elects and remains eligible for continued coverage under COBRA, an amount equal to the health insurance premiums that we were paying on his behalf and on behalf of his covered dependents prior to the date of termination for a period of nine months, or 12 months if the termination occurs within 12 months following a change in control transaction;

•
acceleration of vesting of unvested stock options equal to the number of shares that would have vested if employment had continued for 12 months following the termination (or, if the termination occurred following a change in control transaction, all outstanding unvested stock options held by Mr. Messick will vest); and

•	a cash payment for any unvested company matching contributions in his account under the Company’s 401(k) plan and for any accrued but unpaid vacation.
Mr. Messick’s employment agreement also provides for a retention payment equal to one-half the sum of his then current annual salary plus annual target bonus if our board of directors engages an investment bank or similar firm for purposes that include exploring a change in control transaction, but no such transaction is consummated within 24 months thereafter. This retention payment would be payable in shares of our common stock, if necessary to avoid a credit default.

In addition to the severance and retention payments described above, in the event a change in control occurs due to a sale of the Company’s assets or a merger of the Company or an acquisition of the Company via tender offer, the employment agreement also provides that Mr. Messick will receive a payment equal to the sum of his annual salary plus annual target bonus. If this change in control occurs within one year after he has received a retention payment (as described above), however, then this change in control payment shall be subject to partial reduction.

In addition, in the event of a change in control transaction, Mr. Messick may receive additional payments to reimburse him for any excise taxes that are imposed under Section 4999 of the Code and any income and excise taxes that are payable by him as a result of any reimbursements for such excise taxes as further described in “Compensation Discussion and Analysis - Change in Control Benefits and Severance.”

Employment Agreement with Scott A. Graeff
On July 14, 2006, we entered into an employment agreement with Scott A. Graeff as our Chief Financial Officer. This agreement was subsequently amended and restated, effective as of January 1, 2007, to reflect a change to Mr. Graeff’s base compensation and a previous change to Mr. Graeff’s title to Chief Commercialization Officer. In March 2012, we entered into an amended and restated employment agreement with Mr. Graeff. This employment agreement, which had an initial term through March 31, 2013, automatically renewed on March 31, 2013, March 31, 2014, March 31, 2015 and March 31, 2016 for additional one-year periods and will continue to automatically renew for additional one-year periods unless terminated by either party on 90 days prior notice.
Under the terms of the employment agreement, Mr. Graeff is eligible to participate in our senior management incentive plan for an annual discretionary cash bonus of at least 50% of his then current base salary, subject to the achievement of individual and corporate performance criteria to be determined by our board of directors or our Compensation Committee and set forth in the incentive plan.
The employment agreement provides that, in the event that his employment is terminated by us “without cause” or by him for “good reason” (each as defined in the employment agreement), subject to his entering into and not revoking a release in a form acceptable to the Company, he will be entitled to receive:

•
a severance payment equal to 75% of the sum of his then current annual salary plus annual target bonus or equal to such sum if the termination occurs within 12 months following a “change in control” transaction (as defined in the employment agreement);

•
if he timely elects and remains eligible for continued coverage under COBRA, an amount equal to the health insurance premiums that we were paying on his behalf and on behalf of his covered dependents prior to the date of termination for a period of nine months, or 12 months if the termination occurs within 12 months following a change in control transaction;

•
acceleration of vesting of unvested stock options equal to the number of shares that would have vested if employment had continued for 12 months following the termination (or, if the termination occurred following a change in control transaction, all outstanding unvested stock options held by him will vest); and

•	a cash payment for any unvested company matching contributions in his account under the Company’s 401(k) plan and for any accrued but unpaid vacation.
Mr. Graeff’s employment agreement also provides for a retention payment equal to one-half the sum of his then current annual salary plus annual target bonus if our board of directors engages an investment bank or similar firm for purposes that include exploring a change in control transaction, but no such transaction is consummated within 24 months thereafter. This retention payment would be payable in shares of our common stock, if necessary to avoid a credit default.
In addition to the severance and retention payments described above, in the event a change in control occurs due to a sale of the Company’s assets or a merger of the Company or an acquisition of the Company via tender offer, the employment agreement also provides that Mr. Graeff will receive a payment equal to the sum of his annual salary plus annual target bonus. If this change in control occurs within one year after he has received a retention payment (as described above), however, then this change in control payment shall be subject to partial reduction.
In addition, in the event of a change in control transaction, Mr. Graeff may receive additional payments to reimburse him for any excise taxes that are imposed under Section 4999 of the Code and any income and excise taxes that are payable by him as a result of any reimbursements for such excise taxes as further described in “Compensation Discussion and Analysis - Change in Control Benefits and Severance.”

Terms of Restricted Stock Awards under our 2006 Equity Incentive Plan
In addition to the benefits payable to our named executive officers under their employment agreements described above, each of our named executive officers holds shares of restricted common stock granted pursuant to our 2006 Equity Incentive Plan that provide for the accelerated vesting of unvested shares under certain circumstances. As described in the Summary Compensation Table above, Messrs. Chung, Messick and Graeff hold restricted stock awards granted in March 2013 in connection with its 2013 compensation decisions, which shares vest in four equal annual installments following the date of grant. In May 2014, our Compensation Committee approved grants of restricted stock to each of our named executive officers in connection with its 2014 compensation decisions, which shares vest in four equal annual installments following the date of grant. Additionally, in June 2015, our Compensation Committee approved grants of restricted stock to each of our named executive officers in connection with its 2015 compensation decisions, which shares will vest in three equal annual installments following the date of grant.

Pursuant to the standard terms of our restricted stock awards under our 2006 Equity Incentive Plan, any unvested shares of restricted stock held by our named executive officers are subject to accelerated vesting if our named executive officers’ employment is terminated by us without “cause” or by the named executive officers for “good reason,” in each case, as defined in the named executive officers’ respective employment agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to beneficial ownership of our common stock, as of March 31, 2016, by:

•	each person known by us to be a beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our directors and the board of directors’ nominees for director;

•	each of the executive officers named in the Summary Compensation Table, to whom we refer as our named executive officers; and

•	all of our currently serving executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of the common stock that they beneficially own, subject to applicable community property laws. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, restricted stock units, warrants or other exercisable or convertible securities held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of March 31, 2016 are deemed outstanding, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, these shares do not include any stock, options or restricted stock units awarded after March 31, 2016. A total of 27,644,832 shares of our common stock were outstanding as of March 31, 2016.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Luna Innovations Incorporated, 301 1st Street SW, Roanoke, Virginia 24011.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Carilion Clinic (1)	4,389,695	14.7%
c/o Carilion Roanoke Memorial Hospital First Floor Roanoke, Virginia 24033
My E. Chung (2)	826,625	2.9
Dale E. Messick (3)	502,502	1.8
Scott A. Graeff (4)	345,660	1.2
Ed J. Coringrato, Jr. (5)	24,271	*
John B. Williamson, III (6)	379,213	1.4
Donald Pastor (7)	82,459	*
Richard W. Roedel (8)	708,749	2.5
Michael W. Wise (9)	678,471	2.4
Gary Spiegel (10)	24,271	*
All current directors and executive officers as a group (9 persons) (11)	3,572,221	11.9

*	Represents less than 1% of the outstanding shares of common stock.
(1)
This information has been obtained from a Schedule 13G/A filed on February 16, 2016 by Carilion Clinic. Includes 1,321,514 shares of Series A Convertible Preferred Stock, which are currently convertible into an equivalent number of shares of common stock, as well as 453,285 shares of common stock payable as accrued dividends on the Series A Convertible Preferred Stock that will be issued upon the holder’s request. Also includes 366,000 shares of common stock underlying warrants that are exercisable within 60 days of March 31, 2016. Nancy Agee, Don Lorton and Rob Vaughan share voting and investment power over the shares beneficially owned by Carilion Clinic.

(2)
Includes (i) 438,125 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2016 and (ii) 245,000 shares of restricted stock that are not vested, and will not vest, within 60 days of March 31, 2016 (Mr. Chung is deemed to have voting, but not dispositive, power over such shares).

(3)
Includes (i) 359,531 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2016 and (ii) 57,787 shares of restricted stock that are not vested, and will not vest, within 60 days of March 31, 2016 (Mr. Messick is deemed to have voting, but not dispositive, power over such shares).

(4)
Includes (i) 94,531 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2016 and (ii) 57,787 of restricted stock that are not vested, and will not vest, within 60 days of March 31, 2016 (Mr. Graeff is deemed to have voting, but not dispositive, power over such shares).

(5)
Consists of 24,271 shares of common stock issuable pursuant to restricted stock units held under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holder.

(6)
Includes 254,132 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2016 and 117,081 shares of common stock issuable pursuant to restricted stock units held under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holder.

(7)
Includes 5,340 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2016, and 24,271 shares of common stock issuable pursuant to restricted stock units held under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holder.

(8)
Includes 564,164 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2016, and 140,061 shares of common stock issuable pursuant to restricted stock units held under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holder.

(9)
Includes 199,776 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2016, and 65,855 shares of common stock issuable pursuant to restricted stock units held under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holder. Also includes 12,840 shares held by Mr. Wise’s family members over which Mr. Wise shares voting and investment power.

(10)
Consists of 24,271 shares of common stock issuable pursuant to restricted stock units held under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holder.

(11)
Includes an aggregate of: (i) 395,810 shares of common stock issuable pursuant to restricted stock units issued under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holders; (ii) 1,915,599 an aggregate of shares of common stock issuable under stock options that are immediately exercisable or exercisable within 60 days of March 31, 2016; and (iii) 360,574 shares of restricted stock that are not vested, and will not vest, within 60 days of March 31, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that certain of our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission. Such executive officers, directors and greater than 10% holders are required to furnish us with copies of all of these forms that they file. Certain of our executives hold a power of attorney to enable such individuals to file ownership and change in ownership forms on behalf of the reporting persons.
To our knowledge, based solely on our review of these reports or written representations from certain reporting persons that no other reports were required, we believe that during 2015, all Section 16(a) filing requirements applicable to our officers, directors, greater than 10% stockholders and other persons subject to Section 16(a) of the Exchange Act were complied with.
OTHER INFORMATION
Other Matters to be Presented at the Annual Meeting
We do not know of any matters to be presented at our 2016 annual meeting of stockholders other than those described in this proxy statement. If any other matters are properly brought before the annual meeting, proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

Security Holder Communication with Board Members
Any holder of our common stock may contact the board of directors or a specified individual director by writing to the attention of the board of directors (or a specified individual director) and sending such communication to the attention of our corporate Secretary at our executive offices as identified in this proxy statement. Each communication from a stockholder should include the following information in order to permit us to confirm your status as a security holder and enable us to send a response if deemed appropriate:

•	the name, mailing address and telephone number of the security holder sending the communication;

•	the number and type of our securities owned by such security holder; and

•	if the security holder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the security holder.
Our corporate Secretary will forward all appropriate communications to the board of directors or individual members of the board of directors as specified in the communication. Our corporate Secretary may, but is not required to, review all correspondence addressed to the board of directors or any individual member of the board of directors. The purpose of this review is to allow the board to avoid having to consider irrelevant or inappropriate communications, such as advertisements, solicitations and hostile communications, or any correspondence more suitably directed to management.

Stockholder Proposals for 2017 Annual Meeting
Our bylaws provide for advance notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting but not to be included in our proxy materials. For the 2017 annual meeting of stockholders, such nominations or proposals, other than those made by or at the direction of the board of directors, must be submitted in writing and received by our corporate Secretary at our offices no later than January 20, 2017, which is 90 days prior to the anniversary of the expected first mailing date of this proxy statement. If our 2017 annual meeting of stockholders is moved more than 30 days before or after the anniversary date of our 2016 annual meeting of stockholders, then the deadline is the close of business on the tenth day following the day notice of the date of the meeting was mailed or made public, whichever occurs first. Such proposals also need to comply with all applicable requirements of the rules and regulations of the SEC. The chairperson of a stockholder meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our bylaws.
In addition, for a stockholder proposal to be considered for inclusion in our proxy statement for the 2017 annual meeting of stockholders, the proposal must be submitted in writing and received by our corporate Secretary at our offices at 301 1st Street SW, Suite 200, Roanoke, Virginia 24011 no later than December 21, 2016, which is 120 days prior to the anniversary of the expected mailing date of this proxy statement. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one set of our annual meeting materials is sent to multiple stockholders in your household unless you instruct otherwise. We will promptly deliver a separate copy of these documents without charge to you upon written request to Luna Innovations Incorporated, 301 1st Street SW, Suite 200, Roanoke, Virginia 24011, Attn: Investor Relations. If you want to receive separate copies of our annual meeting materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

By Order of the Board of Directors

/s/ Scott A. Graeff
Scott A. Graeff
Chief Strategy Officer, Treasurer and Secretary
April 15, 2016
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2015 is available without charge on our website, www.lunainc.com, or upon written request to: Corporate Secretary, Luna Innovations Incorporated, 301 1st Street SW, Suite 200, Roanoke, Virginia 24011.

APPENDIX A
LUNA INNOVATIONS INCORPORATED
2016 EQUITY INCENTIVE PLAN
ADOPTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:
APRIL 15, 2016

1.	GENERAL.
(a) Successor to Prior Plan. The Plan is intended as the successor to the Luna Innovations Incorporated 2006 Equity Incentive Plan, as amended (the “Prior Plan”) which expired on January 19, 2016 (the “Prior Plan Expiration Date”). Following the Prior Plan Expiration Date, no additional stock awards may be granted under the Prior Plan. From and after the Prior Plan Expiration Date, all outstanding stock awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan; provided, however, that any shares subject to outstanding stock awards granted under the Prior Plan that (i) expire or terminate for any reason prior to exercise or settlement; (ii) are forfeited, cancelled or otherwise returned to the Company because of the failure to meet a contingency or condition required to vest such shares; or (iii) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award (the “Returning Shares”) will immediately be added to the Share Reserve (as further described in Section 3(a) below) as and when such shares become Returning Shares, and become available for issuance pursuant to Awards granted hereunder. All Awards granted on or after the Effective Date of this Plan shall be subject to the terms of this Plan.
(b)Eligible Award Recipients. Employees, Directors and Consultants are eligible to receive Awards.
(c)Available Awards. The Plan provides for the grant of the following types of Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.
(d)Purpose. The Plan, through the granting of Awards, is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Common Stock.
2.ADMINISTRATION.
(a)    Administration by Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b)    Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)To determine (A) who will be granted Awards; (B) when and how each Award will be granted; (C) what type of Award will be granted; (D) the provisions of each Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Common Stock under the Award; (E) the number of shares of Common Stock subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to a Stock Award.

(ii)To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.
(iii)To settle all controversies regarding the Plan and Awards granted under it.
(iv)To accelerate, in whole or in part, the time at which an Award may be exercised or vest (or at which cash or shares of Common Stock may be issued).
(v)To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan will not impair a Participant’s rights under his or her then-outstanding Award without his or her written consent except as provided in subsection (viii) below.
(vi)To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to make the Plan or Awards granted under the Plan compliant with the requirements for Incentive Stock Options or exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. However, if required by applicable law or listing requirements, and except as provided in Section 9(a) relating to Capitalization Adjustments, the Company will seek shareholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (E) materially extends the term of the Plan, or (F) materially expands the types of Awards available for issuance under the Plan. Except as provided in the Plan (including Section 2(b)(viii)) or an Award Agreement, no amendment of the Plan will impair a Participant’s rights under an outstanding Award without the Participant’s written consent.
(vii)To submit any amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding incentive stock options or (C) Rule 16b-3.
(viii)To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that a Participant’s rights under any Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent (A) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award solely because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (C) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code; or (D) to comply with other applicable laws or listing requirements.
(ix)Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(x)To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).
(c)    Delegation to Committee.
(i)    General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii)    Section 162(m) and Rule 16b-3 Compliance. The Committee may consist solely of two (2) or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3.
(d)    Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(e)    Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee will have the authority to: (i) reduce the exercise, purchase or strike price of any outstanding Option or SAR under the Plan, or (ii) cancel any outstanding Option or SAR that has an exercise price or strike price greater than the current Fair Market Value of the Common Stock in exchange for cash or other Stock Awards under the Plan, unless the shareholders of the Company have approved such an action within twelve (12) months prior to such an event.
3.SHARES SUBJECT TO THE PLAN.
(a)    Share Reserve.
(i)    Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date will not exceed 7,970,353 shares, which number is the sum of (A) 3,500,000 shares, and (B) the Returning Shares, if any, which become available for grant under this Plan from time to time (such aggregate number of shares described in (A) and (B) above, the “Share Reserve”).

(ii)    For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(b)    Reversion of Shares to the Share Reserve. If a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement will not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Plan. If any shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the Plan. Any shares reacquired by the Company in satisfaction of tax withholding obligations on a Stock Award or as consideration for the exercise or purchase price of a Stock Award will again become available for issuance under the Plan.
(c)    Incentive Stock Option Limit. Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be 7,970,353 shares of Common Stock.
(d)    Section 162(m) Limitations. Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, the following limitations shall apply.
(i)    A maximum of 1,000,000 shares of Common Stock subject to Options, SARs and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date any such Stock Award is granted may be granted to any one Participant during any calendar year. Notwithstanding the foregoing, if any additional Options, SARs or Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Stock Award is granted to any Participant during any calendar year, compensation attributable to the exercise of such additional Stock Awards will not satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code unless such additional Stock Award is approved by the Company’s shareholders.
(ii)    A maximum of 1,000,000 shares of Common Stock subject to Performance Stock Awards may be granted to any one Participant during any one calendar year (whether the grant, vesting or exercise is contingent upon the attainment during the Performance Period of the Performance Goals).
(iii)    A maximum of $1,000,000 may be granted as a Performance Cash Award to any one Participant during any one calendar year.
(e)    Limitation on Grants to Non-Employee Directors. The maximum number of shares of Common Stock subject to Stock Awards granted under the Plan or otherwise during any one calendar year to any Non-Employee Director, taken together with any cash fees paid by the Company to such Non-Employee Director during such calendar year for service on the Board, will not exceed $200,000 in total value (calculating the value of any such Stock Awards based on the grant date fair value of such Stock Awards for financial reporting purposes). The Board may make exceptions to the applicable limit in this Section 3(e)

for individual Non-Employee Directors in extraordinary circumstances, as Board may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.
(f)    Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
4.ELIGIBILITY.
(a)    Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Stock Awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the Company, in consultation with its legal counsel, has determined that such Stock Awards are otherwise exempt from or alternatively comply with the distribution requirements of Section 409A of the Code.
(b)    Ten Percent Shareholders. A Ten Percent Shareholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.
5.PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.
Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:
(a)    Term. Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, no Option or SAR will be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement.
(b)    Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, the exercise or strike price of each Option or SAR will be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A of the

Code and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.
(c)    Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or that otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. The permitted methods of payment are as follows:
(i)    by cash, check, bank draft or money order payable to the Company;
(ii)    pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;
(iii)    by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;
(iv)    if an Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued. Shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or
(v)    in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Award Agreement.
(d)    Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Award Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Common Stock equivalents with respect to which the Participant is exercising the SAR on such date. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR.
(e)    Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:

(i)    Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (and pursuant to Sections 5(e)(ii) and 5(e)(iii) below), and will be exercisable during the lifetime of the Participant only by the Participant. The Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided in the Plan, neither an Option nor a SAR may be transferred for consideration.
(ii)    Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.
(iii)    Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, upon the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.
(f)    Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.
(g)    Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) within the period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR will terminate.
(h)    Extension of Termination Date. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award

Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.
(i)    Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the applicable time frame, the Option or SAR (as applicable) will terminate.
(j)    Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the applicable time frame, the Option or SAR (as applicable) will terminate.
(k)     Termination for Cause. Except as explicitly provided otherwise in a Participant’s Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR will terminate immediately upon such Participant’s termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.
(l)    Non-Exempt Employees. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement, in another agreement between the Participant and the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(l) will apply to all Stock Awards and are hereby incorporated by reference into such Stock Award Agreements.
6.PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.
(a)    Restricted Stock Awards. Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. To the extent consistent with the Company’s bylaws, at the Board’s election, shares of Common Stock underlying a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical. Each Restricted Stock Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(iv)    Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
(v)    Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.
(vi)    Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.
(vii)    Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.
(viii)    Dividends. A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.
(b)    Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical. Each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(vi)    Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
(vii)    Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.
(viii)    Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.
(ix)    Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.
(x)    Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.
(xi)    Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.
(c)    Performance Awards.
(i)    Performance Stock Awards. A Performance Stock Award is a Stock Award (covering a number of shares not in excess of that set forth in Section 3(d)(ii)) that is payable (including that may be granted, vest or be exercised) contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee), in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.
(ii)    Performance Cash Awards. A Performance Cash Award is a cash award (for a dollar value not in excess of that set forth in Section 3(d)(iii)) that is payable contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the Participant’s completion of a specified period of Continuous Service. At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the

Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee), in its sole discretion. The Board may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.
(iii)    Committee and Board Discretion. The Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period.
(iv)    Section 162(m) Compliance. Unless otherwise permitted in compliance with Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee will establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (A) the date ninety (90) days after the commencement of the applicable Performance Period, and (B) the date on which twenty-five percent (25%) of the Performance Period has elapsed, and in any event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where the Performance Goals relate solely to the increase in the value of the Common Stock). Notwithstanding satisfaction or any completion of any Performance Goals, shares subject to Options, cash or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of any further considerations as the Committee, in its sole discretion, will determine.
(d)    Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards granted under Section 5 and this Section 6. Subject to the provisions of the Plan, the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.
7.COVENANTS OF THE COMPANY.
(a)    Availability of Shares. The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Stock Awards.
(b)    Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan the authority required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.
(c)    No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.
8.MISCELLANEOUS.
(a)    Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock issued pursuant to Stock Awards will constitute general funds of the Company.
(b)    Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
(c)    Shareholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to such Award has been entered into the books and records of the Company.
(d)    No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without Cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
(e)    Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(f)    Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000) (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(g)    Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
(h)    Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii)  withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.
(i)    Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).
(j)    Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.
(k)    Compliance with Section 409A of the Code. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.
(l)    Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company has adopted as of the Effective Date or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.
(m)    ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.
(n)    Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(d), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.
(o)    Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the Participant is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
(p)    Corporate Transactions. The following provisions will apply to Stock Awards in the event of a Transaction unless otherwise provided in the Stock Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award. In the event of a Transaction, then, notwithstanding any other provision of the Plan, the Board may take one or more of the following actions with respect to Stock Awards, contingent upon the closing or completion of the Transaction:
(i)    arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Stock Award or to substitute a similar stock award for the Stock Award (including, but not limited to, an award to acquire the same consideration paid to the shareholders of the Company pursuant to the Transaction);
(ii)    arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Stock Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);
(iii)    accelerate the vesting, in whole or in part, of the Stock Award (and, if applicable, the time at which the Stock Award may be exercised) to a date prior to the effective time of such Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective date of the Transaction), with such Stock Award terminating if not exercised (if applicable) at or prior to the effective time of the Transaction; provided, however, that the Board may require Participants to complete and deliver to the Company a notice of exercise before the effective date of a Transaction, which exercise is contingent upon the effectiveness of such Transaction;
(iv)    arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Stock Award;
(v)    cancel or arrange for the cancellation of the Stock Award, to the extent not vested or not exercised prior to the effective time of the Transaction, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and
(vi)    make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award immediately prior to the effective time of the Transaction, over (B) any exercise price payable by such Participant in connection with such exercise. For clarity, this payment may be zero ($0) if the value of the property is equal to or less than the exercise price. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Company’s Common Stock in connection with the Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.
The Board need not take the same action or actions with respect to all Stock Awards or portions thereof or with respect to all Participants. The Board may take different actions with respect to the vested and unvested portions of a Stock Award.
(q)    Change in Control. A Stock Award may be subject to acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.
9.PLAN TERM; EARLIER TERMINATION OR SUSPENSION OF THE PLAN.
(a)    The Board may suspend or terminate the Plan at any time. No Incentive Stock Option will be granted after the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or

(ii) the date the Plan is approved by the shareholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
(b)    No Impairment of Rights. Suspension or termination of the Plan will not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.
10.EFFECTIVE DATE OF PLAN.
This Plan will become effective on the Effective Date.
11.CHOICE OF LAW.
The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.
12.DEFINITIONS. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)     “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(b)    “Award” means a Stock Award or a Performance Cash Award.
(c)    “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(f)     “Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv)  such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without

Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(g)    “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)    any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any Affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;
(ii)    there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii)    the shareholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company will otherwise occur, except for a liquidation into a parent corporation; or
(iv)    there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.
Notwithstanding the foregoing definition or any other provision of this Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
(h)    “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(i)     “Committee” means a committee of two (2) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).
(j)     “Common Stock” means the common stock of the Company.
(k)    “Company” means Luna Innovations Incorporated, a Delaware corporation.
(l)     “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(m)    “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. Unless otherwise provided by law, the Board, the chief executive officer of the Company or the Company’s leave of absence policy, any military leave, sick leave or other bona fide leave of absence approved by the Company shall not be treated as causing a termination of Continuous Service. However, any such leave that exceeds ninety (90) days may cause any Incentive Stock Option held by the Participant to cease to be treated as an Incentive Stock Option pursuant to the Code. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.
(n)    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)    a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;
(ii)    a sale or other disposition of at least fifty percent (50%) of the outstanding securities of the Company;
(iii)    a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)    a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(o)    “Covered Employee” will have the meaning provided in Section 162(m)(3) of the Code.
(p)    “Director” means a member of the Board.
(q)    “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(r)    “Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of shareholders of the Company held in 2016, provided this Plan is approved by the Company’s shareholders at such meeting.
(s)    “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(t)    “Entity” means a corporation, partnership, limited liability company or other entity.
(u)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(v)    “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.
(w)     “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i)    If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii)    Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.
(iii)    In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(x)    “Incentive Stock Option” means an option granted pursuant to Section 5 that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(y)    “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(z)    “Nonstatutory Stock Option” means any option granted pursuant to Section 5 that does not qualify as an Incentive Stock Option.
(aa)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(bb)    “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(cc)    “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.
(dd)    “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(ee)    “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).
(ff)    “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement will be subject to the terms and conditions of the Plan.
(gg)    “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.
(hh)    A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(ii)    “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(jj)    “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).
(kk)    “Performance Criteria” means the one or more criteria that the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Committee or the Board, as applicable: (1) earnings (including earnings per share and net earnings); (2) earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation, amortization, legal settlements, other income (expense) and/or changes in deferred revenue; (3) total shareholder return; (4) return on equity or average shareholders’ equity; (5) return on assets, investment, or capital; (6) stock price; (7) margin (including gross margin and/or operating margin); (8) income (before or after taxes); (9) operating income (before or after taxes); (10) net income (before or after taxes); (11) pre-tax profit; (12) operating cash flow; (13) sales or revenue targets; (14) increases in revenue or product revenue; (15) expenses and cost reduction goals; (16) improvement in or attainment of working capital levels; (17) economic value added (or an equivalent metric); (18) balance of cash, cash equivalents and marketable securities; (19) free cash flow or cash flow; (20) market share; (21) operating cash flow; (22) cash flow per share; (23) share price performance; (24) daily average revenue trades; (25) asset gathering metrics; (26) number of customers; (27) customer satisfaction; (28) product development; (29) product quality; (30) debt reduction or debt levels; (31) implementation or completion of projects or processes (including, without limitation, regulatory filing submissions, regulatory filing acceptances, regulatory authority interactions, regulatory approvals and other regulatory milestones); (32) shareholders’ equity; (33) capital expenditures; (34) operating profit or net operating profit; (35) workforce diversity; (36) growth of net income or operating income; (37) billings; (38) bookings; (39) employee retention; (40) employee satisfaction; (41) budget management; (42) completion of a joint venture or other corporate transaction; (43) completion of identified special project; (44) overall effectiveness of management; (45) progress of internal research and development programs; (46) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; and (47) and to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee).
(ll)    “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Committee or the Board, if applicable, will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; (12) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item; and (13) to exclude the effects of the timing of acceptance for review and/or approval of submissions to any regulatory body. In addition, the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award.
(mm)     “Performance Period” means the period of time selected by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee or the Board, if applicable.
(nn)    “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).
(oo)    “Plan” means this Luna Innovations Incorporated 2016 Equity Incentive Plan.
(pp)    “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).
(qq)    “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(rr)    “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).
(ss)    “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.
(tt)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(uu)    “Rule 405” means Rule 405 promulgated under the Securities Act.
(vv)     “Securities Act” means the Securities Act of 1933, as amended.
(ww)    “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

(xx)    “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement will be subject to the terms and conditions of the Plan.
(yy)    “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.
(zz)    “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement will be subject to the terms and conditions of the Plan.
([[)    “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
(aaa)    “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.
(bbb)    “Transaction” means a Corporate Transaction or a Change in Control.

LUNA INNOVATIONS INCORPORATED
ATTN: SUMMER HARPER
301 1ST STREET SW, SUITE 200
ROANOKE, VA 24011

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 24, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 24, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E09777-P77022

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

LUNA INNOVATIONS INCORPORATED

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Richard W. Roedel
02) John B. Williamson, III

	For	Against	Abstain
2. Approval, on an advisory basis, of the compensation of Luna's named executive officers.	☐	☐	☐
3. Approval of Luna's 2016 Equity Incentive Plan.	☐	☐	☐
4. Proposal to ratify the appointment of Grant Thornton LLP as Luna's independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

NOTE: The proxies will vote the shares represented by this proxy as specified, but if no specification is made, the proxies will vote the shares "FOR ALL" in Proposal No. 1 and "FOR" Proposals No. 2, 3 and 4. The proxies may vote in their discretion as to any other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If the signer is a partnership, please sign the partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

E09778-P77022

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF LUNA INNOVATIONS INCORPORATED FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 25, 2016

The undersigned hereby appoints My E. Chung and Dale E. Messick, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of Luna Innovations Incorporated common stock which the undersigned may be entitled to vote at the annual meeting of stockholders of Luna Innovations Incorporated to be held at the Roanoke Higher Education Center, 108 N. Jefferson Street, Roanoke, Virginia 24016, at 9:00 A.M. local time, on May 25, 2016, and at any and all continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters on the reverse side and in accordance with the accompanying instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the annual meeting of stockholders or any continuation, adjournment or postponement thereof.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)